                                                                     EXHIBIT 2.4

                           ASSET PURCHASE AGREEMENT



                                    BETWEEN



                           GENERAL AUTOMATION, INC.
                                   ("BUYER")



                                      AND



                             SEQUOIA SYSTEMS, INC.
                                  ("SELLER")



                              OCTOBER 3, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----

SECTION 1            PURCHASE AND SALE OF ASSETS .....................    1

      1.1     Purchase and Sale of Assets ............................    1
              (a) Inventories ........................................    2
              (b) Technical Documentation ............................    2
              (c) Software Contracts .................................    2
              (d) Computer Equipment .................................    2
              (e) Office Furniture ...................................    2
              (f) Leases .............................................    2
              (g) Other Contracts ....................................    3
              (h) Business Records ...................................    3
              (i) Authorizations .....................................    3
              (j) Intellectual Property...............................    3
              (k) Claims .............................................    4
              (l) Liquid Assets ......................................    4
              (m) Subsidiaries .......................................    4
      1.2     Intent of the Parties ..................................    4
      1.3     Excluded Assets ........................................    4
      1.4     License Agreement ......................................    4
      1.5     Use of Name ............................................    4

SECTION 2            ASSUMPTION OF LIABILITIES........................    5

      2.1     Assumed Liabilities ....................................    5
              (a) Trade Payables .....................................    5
              (b) Accrued Taxes ......................................    5
              (c) Contracts ..........................................    5
              (d) Product Warranties .................................    6
              (e) Severance Agreements ...............................    6
              (f) Other Accrued Liabilities ..........................    6
      2.2     Liabilities Not Assumed ................................    6
              (a) Nonenumerated Liabilities ..........................    6
              (b) Taxes ..............................................    7
              (c) Violations of Law ..................................    7
              (d) Employee Liabilities ...............................    7
              (e) Product Liability ..................................    8
              (g) Incidents to Excluded Assets .......................    8
              (h) Litigation .........................................    8
              (i) Improperly Recorded Liabilities ....................    8
              (j) Nontransferable Contracts and Agreements ...........    8

SECTION 3            PRICE AND PAYMENT ....................................   8

      3.1     Consideration ...............................................   8
      3.2     Payment .....................................................   9
              (a) Deferred Payments .......................................   9
              (b) Shares of Stock .........................................   9
              (d) The Warrant .............................................  11
              (e) Registration of Securities ..............................  11
              (g) Total Purchase Price.....................................  12
              (h) Imputed Interest ........................................  12
      3.3     Method of Payment ...........................................  12

SECTION 4            REPRESENTATIONS AND WARRANTIES OF SELLER..............  12

      4.1     Organization ................................................  13
      4.2     Power and Authority .........................................  13
      4.3     No Conflict .................................................  13
      4.4     Required Government Consents ................................  14
      4.5     Required Contract Consents ..................................  14
      4.6     Title to Tangible Property ..................................  14
      4.7     Condition of Property .......................................  15
      4.8     Inventory ...................................................  15
      4.9     Title to Intellectual Property ..............................  15
              (a) Ownership ...............................................  15
              (b) Procedures for Trade Secret Protection ..................  16
              (c) Personnel Agreements ....................................  16
              (d) Absence of Claims .......................................  16
      4.10    Adequacy of Technical Documentation .........................  16
      4.11    Contracts--General ..........................................  16
      4.12    Third-Party Components in Software Programs .................  17
      4.13    Third-Party Interests or Marketing Rights in
              Software Programs ...........................................  17
      4.14    Real Property; Leases .......................................  18
      4.15    Accounts Receivable .........................................  18
      4.16    Financial Statements ........................................  18
      4.17    Undisclosed Liabilities .....................................  18
      4.18    Conduct of Business .........................................  19
              (a) Ordinary Course of Business: No Removal or
                  Disposal of Assets ......................................  19
              (b) No Material Adverse Change ..............................  19
              (c) Absence of Particular Events ............................  19
              (d) Absence of Joint Ventures, etc ..........................  19
      4.19    Major Vendors and Customers .................................  19

                                     (ii)

      4.20    Litigation ...................................................  20
      4.21    Court Orders, Decrees, and Laws ..............................  20
              (a) Compliance With Laws .....................................  20
              (b) Adequacy of Authorizations ...............................  20
              (c) Environmental Compliance .................................  21
      4.22    Taxes ........................................................  21
      4.23    Personnel and Compensation ...................................  21
              (a) List of Personnel ........................................  21
              (b) Compensation, etc. .......................................  22
              (c) No Accumulated Deficiency ................................  22
              (d) Submission to Buyer for Review ...........................  22
              (e) Multi-employer Plan ......................................  22
              (f) Adequate Reserves for Welfare Plans ......................  22
              (g) Compliance with Laws .....................................  22
      4.24    Insurance Polices ............................................  23
      4.25    Sufficiency of Rights ........................................  23
      4.26    Broker's or Finder's Fees ....................................  23
      4.27    Related-Party Transactions ...................................  24
      4.28    Investment ...................................................  24
      4.29    Materiality Defined ..........................................  25
      4.30    Scope of Representations and Warranties ......................  26

SECTION 5            REPRESENTATIONS AND WARRANTIES OF BUYER ...............  26

      5.1     Organization .................................................  26
      5.2     Power and Authority ..........................................  26
      5.3     Broker's or Finder's Fees ....................................  27
      5.4     No Conflict ..................................................  27
      5.5     Consents and Approvals .......................................  27
      5.6     Capitalization ...............................................  27
      5.7     Common Stock .................................................  28
      5.8     SEC Reports and Financial Statements .........................  28
      5.9     Conduct of Business ..........................................  29
      5.10    Undisclosed Liabilities ......................................  30
      5.11    Title to Assets ..............................................  30
      5.12    Litigation ...................................................  31
      5.13    Compliance With Laws .........................................  32
      5.14    Taxes ........................................................  32
      5.15    Registration of Securities ...................................  32

SECTION 6            CONDUCT OF THE BUSINESS PRIOR TO CLOSING ..............  32

      6.1     Course of Business ...........................................  32

                                     (iii)


      6.2     Organization .................................................  33
      6.3     Prohibited Actions ...........................................  33
              (a) Liens ....................................................  33
              (b) Disposition of Assets ....................................  33
              (c) Licenses .................................................  33
              (d) Increases in Compensation ................................  33
              (e) Software Contracts .......................................  33
      6.4     Insurance; Property ..........................................  33
      6.5     No Default ...................................................  33
      6.6     No Prior Operation ...........................................  33

SECTION 7            COVENANTS OF SELLER AND BUYER PRIOR
                      TO CLOSING AND OTHER AGREEMENTS ......................  34

      7.1     Access to and Retention of Information .......................  34
              (a) Access ...................................................  34
              (b) Destruction on Termination ...............................  35
      7.2     Interim Financials ...........................................  35
      7.3     Updating of Information ......................................  35
      7.4     Approvals of Third Parties ...................................  35
      7.5     Third-Party Certificates .....................................  35
      7.6     Notification of Certain Matters ..............................  36
      7.7     Risk of Loss .................................................  36
      7.8     Casualty Loss and Condemnation ...............................  36
      7.9     WARN Act .....................................................  37
      7.10    Bulk Transfer Laws. ..........................................  37



SECTION 8            ACCOUNTING MATTERS ....................................  37

      8.1     Manual Balance Sheet .........................................  37
      8.2     Unaudited Closing Date Balance Sheet .........................  37
      8.3     Conduct of Audit .............................................  38
      8.4     Basis for Preparation ........................................  38
      8.5     Review by Seller .............................................  38
      8.6     Agreed Net Worth .............................................  39
              (a) Audit Dispute Notice .....................................  39
              (b) Parties' Attempt to Resolve ..............................  39
              (c) Resolution by Accounting Referee .........................  39
              (d) Adjustment to Purchase Price .............................  39

SECTION 9            CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES ......  40


                                     (iv)

SECTION 10           CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS ........  41

      10.1    Conditions to Seller's Obligations ...........................  41
      10.2    Conditions to Obligations of Buyer ...........................  42

SECTION 11           CLOSING ...............................................  44

      11.1    Closing ......................................................  44
      11.2    Actions at Closing ...........................................  44
              (a) Copies of Consents .......................................  44
              (b) Conveyance Instruments ...................................  44
              (c) Entry Into Premises ......................................  44
              (d) Master Copy of Software Programs .........................  44
              (e) Payment Stock; Warrant ...................................  44
              (f) Assumption Agreement .....................................  44
              (g) Other Documents ..........................................  44
      11.3    Prorations ...................................................  45
      11.4    Further Assurances ...........................................  45

SECTION 12           COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING .......  45

      12.1    Tax Matters ..................................................  45
      12.2    Allocation of Purchase Price .................................  45
      12.3    Transfer Taxes ...............................................  46
      12.4    Nonsolicitation of Personnel .................................  46
      12.5    Retention of Business Records ................................  46
      12.6    Actions With Respect to Certain Contracts ....................  46
      12.7    Board Representation .........................................  47
              (a) Seller's Designee ........................................  47
              (b) Continuing Representation ................................  47
      12.8    No Dividends .................................................  48
      12.9    Amex Listing .................................................  48
      12.10   Buyer's Receivable Amount ....................................  48

 SECTION 13           CERTAIN TRANSITION MATTERS ...........................  48

      13.1    Hiring of Business Employees .................................  48
      13.2    COBRA ........................................................  49
      13.3    Transition Services Provided by Seller .......................  49
              (a) Commitment ...............................................  49
              (b) Definition of Transition Services ........................  50

                                      (v)

              (c) Manner and Time of Performance .......................  50
      13.4    Data Processing and Support Services Provided by Buyer ...  50

SECTION 14           INDEMNITY .........................................  51

      14.1    Indemnification by Seller ................................  51
              (a) Breach of Obligation .................................  51
              (b) Excluded Liabilities .................................  51
              (c) Non-Compliance with the WARN Act .....................  51
              (d) Brokers' Fees ........................................  51
      14.2    Indemnification by Buyer .................................  51
              (a) Breach of Obligation .................................  52
              (b) Assumed Liabilities ..................................  52
              (c) Broker's Fees ........................................  52
      14.3    Notice of Claim ..........................................  52
      14.4    Defense ..................................................  53
      14.5    Payment ..................................................  53
      14.6    Limitations on Indemnification ...........................  54
      14.7    Survival of Representations, Warranties and Covenants ....  54
      14.8    Offset ...................................................  56

SECTION 15           CONFIDENTIALITY ...................................  56

SECTION 16           TERMINATION PRIOR TO CLOSING ......................  57

      16.1    Termination of Agreement .................................  57
              (a) Mutual Consent .......................................  57
              (b) By Buyer .............................................  57
              (c) By Seller ............................................  57
      16.2    Effect of Termination ....................................  58

SECTION 17           MISCELLANEOUS .....................................  58

      17.1    Entire Agreement; Amendment ..............................  58
      17.2    Parties Bound by Agreement; Successors and Assigns .......  58
      17.3    Counterparts .............................................  59
      17.4    Headings .................................................  59
      17.5    Waiver ...................................................  59
      17.6    Expenses .................................................  59
      17.7    Notices ..................................................  59

                                     (vi)

      17.8    Governing Law ............................................  60
      17.9    Public Announcements .....................................  60
      17.10   Third-Party Beneficiaries ................................  60
      17.11   Severability .............................................  60
      17.12   Remedies .................................................  61
      17.13   Submission to Jurisdiction ...............................  61
      17.14   Arbitration ..............................................  62
      17.15   Prevailing Party Costs ...................................  63
      17.16   Interpretation ...........................................  64


EXHIBITS
--------
"A" -  The Warrant
"B" -  Registration Rights Agreement
"C" -  Noncompetition Agreement


                                     (vii)

                               LIST OF SCHEDULES
                               -----------------


1.1(c)       - Software Contracts
1.1(d)       - Computer Equipment
1.1(e)       - Office Furniture
1.1(f)       - Leases
1.1(g)       - General Contracts
1.1(i)       - Authorizations
1.1(j)       - Intellectual Property
1.1(l)       - Liquid Assets
1.1(m)       - Subsidiaries
1.3          - Excluded Assets
1.3(a)       - Excluded Equipment and Furniture
4.4          - Required Government Consents
4.5          - Required Contract Consents
4.9(b)       - Trade Secret Protection Program
4.13         - Third Party Interests
4.17         - Undisclosed Liabilities
4.18(a)      - Assets Removed
4.18(b)      - Material Adverse Change
4.18(c)      - Particular Events
4.18(d)      - Joint Ventures
4.19         - Vendors and Customers
4.20         - Litigation
4.21         - Environmental Compliance
4.23(b)      - Employment and Consulting Agreements
4.24         - Insurance Policies
4.25         - Additional Assets Needed
4.27         - Other Contracts
5.9          - Conduct of Business
12.2         - Allocation of Purchase Price


                                    (viii)

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into and is effective as of October 3, 1996 (the "Effective Date"), by and between SEQUOIA SYSTEMS, INC., a Delaware corporation ("Seller"), and GENERAL AUTOMATION, INC., a Delaware corporation ("Buyer");


                                R E C I T A L S:
                                - - - - - - - -


     A. Seller is the owner of a business division commonly known as "Sequoia Enterprise Systems" which manufactures, services, integrates and distributes fault-tolerant Motorola 68K computer systems operating under Seller's version of UNIX and Intel based computer systems, running Seller's and Alpha Micro's versions of the "PICK" application environment and database software products and other various related distribution arrangements (collectively, the "Business").

     B. Seller desires to sell to Buyer, and Buyer desires to buy from Seller, substantially all of the assets of Seller relating to the Business, and Seller desires to transfer, and Buyer desires to assume, certain liabilities of Seller arising in connection with the Business, all upon the terms and conditions and subject to the limitations set forth herein.

     C. Seller expects to terminate its employment or engagement of a number of employees and consultants involved with the Business, and Buyer desires to hire or retain certain of such employees or consultants, all upon the terms and conditions set forth herein.


     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto agree as follows:

                                   SECTION 1

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing (as defined herein), all right, title, and interest of Seller in and to all of the rights and assets, real, personal, and mixed, tangible or intangible, relating primarily to the Business, as owned or held by Seller, but expressly excluding the rights and assets to be retained by Seller identified in Section 1.3. Subject to such express exclusion and qualification, and without in any way limiting the generality of the foregoing, for the purposes of this Agreement, the term "Assets" shall mean all right and interest owned or held by Seller in the following:

          (a) INVENTORIES. All inventories of: (i) computer program code (in all media) and materials; (ii) program documentation, including user materials;
(iii) all electrical components and parts; and (iv) all other unused or reusable materials, stores, and supplies, in each case to the extent used in, relating to, or arising out of the Business (the "Inventory").

          (b) TECHNICAL DOCUMENTATION. All technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use, or maintenance of computer code and program documentation and materials in the Business (the "Technical Documentation").

          (c) SOFTWARE CONTRACTS. To the extent their transfer is permitted pursuant to the terms thereof, all contracts, agreements, licenses, and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of computer program code, related technical or user documentation, and databases, in each case relating to or arising out of the Business as listed in Schedule 1.1(c) (the "Software Contracts").

          (d) COMPUTER EQUIPMENT. All equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools) used in the

Business, as listed in Schedule 1.1(d) (the "Computer Equipment").

          (e) OFFICE FURNITURE. All office furniture and fixtures used in the Business as listed in Schedule 1.1(e) (the "Office Furniture").

          (f) LEASES. To the extent their transfer is permitted pursuant to the terms thereof, the entire leasehold or rental interest arising under leases of (collectively, the "Leases"):

               (i) Real property, including buildings, structures, and other improvements located thereon, fixtures therein, and appurtenances thereto, and easements and other rights relative thereto;

               (ii) Equipment, including data processing hardware and associated telecommunications equipment, media, and tools;

               (iii)  Office furnishings and fixtures; and

               (iv)   Other personalty.

The Leases are listed in Schedule 1.1(f).

          (g) OTHER CONTRACTS. To the extent their transfer is permitted pursuant to the terms thereof, all contracts, agreements, licenses, commitments, arrangements, instruments and understandings which relate to the Business to the extent not otherwise classified as Software Contracts, Leases, or Insurance Policies (as defined herein) including those which involve an amount in excess of Ten Thousand Dollars ($10,000) which are listed in Schedule 1.1(g) (the "General Contracts").

          (h) BUSINESS RECORDS. All business and marketing records, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, employment and consulting agreements, supplier lists, information and data respecting leased or owned equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records used in the Business (the "Business Records"); provided, however, that to the extent that any of the Business Records are items susceptible to duplication and are either: (i) used in connection with any of the Seller's businesses other than the Business; or
(ii) are required by law to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which, in the case of Business Records referred to in clause (i), information solely concerning Seller's businesses other than the Business has been deleted.

          (i) AUTHORIZATIONS. To the extent their transfer is permitted pursuant to the terms thereof and applicable Law (as defined herein), all governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, Governmental Authorities (as defined herein) as listed in
Schedule 1.1(i) (the "Authorizations"), but subject, as to the assignability to Buyer, to the procurement of the Required Government Consents (listed in Schedule 4.4).


          (j) INTELLECTUAL PROPERTY. Subject to any rights therein previously granted to third parties as listed in Schedule 1.1(j), all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Business as listed in Schedule 1.1(j) (the "Intellectual Property").

          (k) CLAIMS. To the extent transferable, all claims Seller may have against any person relating to or arising from the Assets or the Business, including rights to recoveries for damages or defective goods, to refunds, and chooses in action, including warranties (the "Claims").

          (l) LIQUID ASSETS. The deposits and prepaid expense items, that are listed in Schedule 1.1(l) and all other products and proceeds of any Assets arising from the Business after the Closing (the "Liquid Assets").

          (m) SUBSIDIARIES. All of the shares of the outstanding capital stock of the corporations which are wholly-owned subsidiaries of Seller listed in
Schedule 1.1(m) (the "Subsidiaries").

     1.2 INTENT OF THE PARTIES. Although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller primarily relate to the Business or are otherwise necessary for the ownership and use of the Assets and the conduct of the Business, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement otherwise provides directly for Buyer to provide for or obtain such rights or assets in a different way, the general language of Section 1.1 shall govern and such rights and assets shall nonetheless be deemed transferred to Buyer at the Closing. It is mutually acknowledged that the Schedules to Section
1.1 are to be prepared as of the Effective Date, and will be updated as of the Closing Date (as defined herein).

     1.3 EXCLUDED ASSETS. For the purposes of this Agreement, the term "Assets" shall not include and Seller shall not sell or assign to Buyer, and Buyer shall not purchase or accept assignment from Seller of, any right, title or interest owned by Seller in the assets identified in Schedule 1.3 (the "Excluded Assets").

     1.4 LICENSE AGREEMENT. At the Closing, Seller shall grant to Buyer a license to use certain technology of Seller which is not transferred to Buyer hereunder as set forth in the License Agreement in a form mutually agreeable to Buyer and Seller (the "License Agreement").

     1.5 USE OF NAME. Notwithstanding the sale and transfer to Buyer of the name "Sequoia" hereunder, as of the Closing Date Buyer hereby grants to Seller a nonexclusive, nontransferable, fully-paid, royalty free, worldwide license to use the name "Sequoia" as part of its corporate name, including the right to execute contracts and issue securities in such name and use such name and any associated logos in its letterhead and for any other purpose requiring the use of Seller's corporate name; provided, however, that to the extent practicable, Seller shall conduct its operations under an assumed name which does not include the word

"Sequoia" or any derivation thereof. At the first annual meeting of the stockholders of Seller occurring after the date of this Agreement, Seller shall recommend to its stockholders an amendment to its Certificate of Incorporation providing a change in the corporate name of Seller to a name which does not include the word "Sequoia" or any derivation thereof.


                                   SECTION 2

                           ASSUMPTION OF LIABILITIES
                           -------------------------

     2.1 ASSUMED LIABILITIES. At and after the Closing, Buyer shall assume and agree to pay or perform only the liabilities and obligations of Seller that arise out of the Business or the Assets and are expressly identified in this
Section 2.1 (the "Assumed Liabilities") or are represented by any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement. Subject to the express exclusions set forth in Section 2.2, the Assumed Liabilities shall consist of the following:

          (a) TRADE PAYABLES. All accrued trade payables of Seller arising out of the Business, but only to the extent such items are credited in the Closing Date Balance Sheet (as defined herein) and taken into account in the calculation of the Agreed Net Worth (as defined herein).

          (b) ACCRUED TAXES. The accrued portion of Seller's liability for state and local tangible or intangible property taxes, but only to the extent such amount is credited in the Closing Date Balance Sheet and taken into account in the calculation of the Agreed Net Worth.

          (c) CONTRACTS. All payment and performance obligations arising out of or relating to: (i) the Software Contracts; (ii) the Leases; and (iii) the General Contracts after the Closing Date, except to the extent attributable to:
(A) any material breach or default by Seller under any of the same on or before the Closing Date; or (B) any material liability or obligation outside the ordinary course of business not disclosed by Seller pursuant to this Agreement, insofar as disclosure thereof is required hereunder and Buyer does not receive property or services of substantially equivalent value in respect of such liability or obligation.

          (d) PRODUCT WARRANTIES. All liabilities and obligations of Seller related to any products sold by the Business at any time for repairs, exchanges, returns, and warranty claims during the warranty period.

          (e) SEVERANCE AGREEMENTS. In the event that William Gould, Steven Romboli and John Owens (collectively, the "Management Business Employees") accept offers of employment from Buyer, all liabilities of Seller to each of the Management Business Employees who accept such employment with respect to the severance benefits currently in effect with Seller (the "Severance Agreements").

          (f) OTHER ACCRUED LIABILITIES. Any other liabilities recorded in the Closing Date Balance Sheet, but only to the extent of the amount credited with respect thereto and taken into account in the calculation of the Agreed Net Worth.

          (g) LEASE OBLIGATION. The obligation of Seller to pay rent under that certain lease (the "Lease") with respect to the leased premises (the "Premises") which is currently the principal office of the Business will be assumed and paid by Buyer; provided, however, that if Buyer is no longer entitled to legally occupy the Premises under the Lease or under any valid assignment, sublease or amendment to the Lease (other than on account of a default thereof by Buyer or any voluntary termination thereof by Buyer), Buyer's obligation under this Section shall terminate as of the date Buyer physically vacates the Premises.
If prior to such termination, Seller is obligated and makes the payments of rent to the landlord under the Lease, Buyer shall promptly reimburse Seller for such amount paid by Seller following demand to Buyer by Seller. In no event shall Seller be liable to Buyer for any costs or expenses incurred by Buyer in connection with Buyer's vacation of the Premises by Buyer or the relocation of Buyer to other premises.

     2.2 LIABILITIES NOT ASSUMED. Without in any way expanding the specificity and limitation of Section 2.1, Buyer shall not assume or be responsible for any of the following liabilities or obligations expressly identified in this Section
2.2 (the "Excluded Liabilities"):

          (a) NONENUMERATED LIABILITIES. Any liability or obligation of Seller of any kind, known or unknown, contingent or otherwise, not either enumerated as an Assumed Liability in Section 2.1 hereof or resulting from any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with Agreement.

          (b) TAXES. Any liability or obligation of Seller for federal, state, or local income, franchise, property (except as provided in Section 2.1(b) with respect to the current portion of property taxes), sales or use (to the extent arising from pre-Closing transactions), or recapture taxes, assessments, and penalties, whether arising out of the transactions contemplated by this Agreement or otherwise.

          (c) VIOLATIONS OF LAW. Any liability or obligation resulting from violations of any applicable laws or regulations by Seller prior to the Closing Date or infringement of third-party rights or interests.

          (d) EMPLOYEE LIABILITIES. Any employee liabilities relating to present and past employees of the Business with respect to plans, programs, policies, commitments, and other benefit entitlements established or existing on or prior to the Closing which are not assumed by Buyer hereunder (whether or not such liabilities are accrued or payable at the Closing, and whether or not such liabilities are contingent in nature), including:

          (i) Any liability or obligation for workers' compensation;

          (ii) Any current or future liabilities to employees retiring on, before, or after the Closing, and their dependents;

          (iii) Any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Business on or before the Closing under any pension plans relating to service prior to the Closing Date;

          (iv) Any current or future liabilities for claims incurred prior to the Closing and related expenses with respect to any employees associated with the Business under any welfare or disability plans established or existing at or prior to the Closing, regardless of when filed with Buyer, Seller, or the claims administrator for any such plan;

          (v) Any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with the Business incurred or accrued prior to the Closing Date, regardless of when invoiced or recorded; and

          (vi) Any monetary liability for severance payments that may arise at any time in favor of any of Seller's employees under any plan, program, policy, commitment, or other benefit entitlement other than for the Severance Agreements.

          (e) PRODUCT LIABILITY. Any liability or obligation for product liability or warranty claims under expired warranties or damage claims arising out of defects in or failures of any product, program, or material of Seller or the Business provided, distributed, licensed, or delivered prior to the Closing Date.

          (f) KHP5 SYSTEM. Any and all liabilities and obligations of Seller to Keystone Health Plan arising out of the sale by Seller to Keystone Health Plan of the products commonly referred to as the "KHP5 System."

          (g) INCIDENTS TO EXCLUDED ASSETS. Any liability or obligation associated with any of the Excluded Assets, except to the extent of the amount of any such liability credited in the Closing Date Balance Sheet and taken into account in the calculation of the Agreed Net Worth.

          (h) LITIGATION. Any Litigation (as defined herein) pending or threatened against Seller or the Assets.

          (i) IMPROPERLY RECORDED LIABILITIES. Any liability or obligation that under generally accepted accounting principles ("GAAP") would be required to be accrued and reflected in the Closing Date Balance Sheet, but is not included therein.

          (j) NONTRANSFERABLE CONTRACTS AND AGREEMENTS. Any liability or obligation associated with any contract, agreement, instrument, license or other right or obligation of Seller which is an asset of the Business but which requires the consent of some third-party to be assigned and/or transferred and with respect to which such consent of such third-party has not been obtained.


                                   SECTION 3

                               PRICE AND PAYMENT
                               -----------------

     3.1 CONSIDERATION. Subject to any adjustment pursuant to Section 8.6(d), the aggregate consideration payable by Buyer to Seller for the Assets consists of: (i) the payment by Seller to Buyer of Ten Million Seven Hundred Thousand Dollars ($10,700,000) (the "Purchase Price"); plus (ii) the assumption by Buyer of the Assumed Liabilities; plus (iii) the issuance by Buyer to Seller of the Warrants (as defined herein). The Purchase Price shall be payable by Buyer as provided in Section 3.2.

     3.2  PAYMENT.  The Purchase Price shall be paid as follows:

          (a)  DEFERRED PAYMENTS.

          (i) PAYMENT AMOUNTS. Following the Closing Date, Buyer shall pay to Seller the following amounts (collectively, the "Deferred Payments").

          (A) An amount equal to eighteen percent (18%) of all gross revenues received by Buyer from sales of any products in or manufactured from the Inventory and/or any license fees paid by Seller in connection with the Business prior to the Closing Date (the "Inventory Related Sales");

          (B) An amount equal to five percent (5%) of all gross revenues received by Buyer from sales of any product by the Business excluding the Inventory Related Sales; and

          (C) An amount equal to ten percent (10%) of all gross revenues received by Buyer with respect to all of Buyer's service and support operations.

          (ii) TERMS OF DEFERRED PAYMENT. The Deferred Payments shall be paid by Buyer to Seller within forty-five (45) days following the end of each month commencing October 1996 and continuing thereafter until the Purchase Price shall have been paid by Buyer to Seller in full, each such payment to be based upon the sales of products or the rendition of service and support operations, as applicable, during such month. In the event that on December 31, 1996, the aggregate amount of all Deferred Payments made to Seller is less than Four Hundred Ninety Thousand Dollars ($490,000) (the "Minimum Payment"), Buyer shall pay to Seller on December 31, 1996, in cash, an amount equal to the difference between the aggregate amount of all Deferred Payments paid by Buyer to Seller on or before December 31, 1996, and the Minimum Payment (the "Make-up Amount"); provided, however, that Buyer may deduct from the Deferred Payments due to Seller thereafter an aggregate amount equal to the Make-up Amount. Each payment or deduction shall be accompanied by a worksheet certified by Buyer's Chief Financial Officer which sets forth the calculation of each Deferred Payment and sets forth the cumulative amount paid with respect to each Deferred Payment.
Not more than once every six (6) months Seller may, following written request and reasonable notice, during Buyer's normal business hours, inspect the records of Buyer to verify the Deferred Payment calculations.

          (b) SHARES OF STOCK. In addition to the Deferred Payments, Buyer shall issue and deliver to Seller seven hundred fifty thousand (750,000) shares (the "Payment Stock") of Buyer's common stock, par value .10 per share, being the class of common stock of Buyer listed on the American Stock Exchange (the "Amex") on the date hereof (the "Stock"). The Payment Stock shall be issued and delivered by Buyer to Seller within two (2) business days following the date on which the listing of the Payment Stock on the Amex shall have been declared effective.

          (c)  VALUATION OF PAYMENT STOCK.

          (i) For purposes of the payment of the Purchase Price, four hundred thousand (400,000) shares (the "Initial Shares") of the Payment Stock shall be valued at Two and 50/100 Dollars ($2.50) per share. On the first (1st) anniversary of the Closing Date, two hundred thousand (200,000) shares of the Payment Stock will be valued at the average of the closing per share sales prices of a share of Stock on the Amex during the ten (10) trading days immediately preceding the first (1st) anniversary of the Closing Date. At all times after the first (1st) anniversary of the Closing Date, the remaining one hundred fifty thousand (150,000) shares of Payment Stock (the Remaining Shares") will be valued at the average of the closing per share sales prices of a share of Stock on the Amex during the ten (10) trading days immediately preceding any date on which a valuation of the Remaining Shares is made for purposes of determining the payment of the Purchase Price; provided, however, that if the Purchase Price has not been paid in full prior to the second (2nd) anniversary of the Closing Date, the Remaining Shares will be valued at the average of the closing per share sales prices of a share of Stock on the Amex during the ten
(10) trading days immediately preceding the second (2nd) anniversary of the Closing Date. If at any time of valuation of any shares of the Payment Stock, the shares of Stock are not then listed on the Amex, such shares of Payment Stock shall be valued at the average of the closing per share sales prices of a share of Stock on the principal United States securities exchange registered under the Exchange Act (as defined herein) on which the shares of Stock are then listed during the ten (10) trading days immediately preceding any date on which a valuation of the shares of Payment Stock is made, or if shares of Stock are not then listed on any such stock exchange, the average of the average closing bid and ask quotations with respect to a share of Stock during such ten (10) trading days, in each case, on The Nasdaq Stock Market or any successor system then in use, or if no such quotations are then available, the average of the bid and asked prices with respect to a share of Stock for such ten (10) trading days, as furnished by a member of the New York Stock Exchange regularly making a market in the Stock selected by Seller, or if no such member firm is then making a market in Stock, the fair market value of a share of Stock on the date of issuance as determined by an appraisal of Buyer (an "Appraisal"). An "Appraisal" shall be prepared by a mutually acceptable investment banking firm (the "Appraiser"). If Buyer and Seller cannot agree on an Appraiser within ten (10) days following written notice from either Buyer or Seller, each of Buyer and Seller shall appoint an appraiser within ten (10) days following expiration of such period. If Buyer or Seller fails to timely appoint their respective Appraiser, the timely appointed Appraiser shall be the sole Appraiser. Those two (2) appraisers shall jointly appoint a third appraiser within ten (10) days after their appointment. All three (3) Appraisers shall deliver their appraisal to Buyer within thirty (30) days following the appointment of the last Appraiser and the middle appraisal shall be the value of the relevant shares of Stock. The costs, fees and expenses of each appointed Appraiser shall be paid by the appointing party. The cost, fees and expenses of the third appraiser or the mutually agreed upon Appraiser shall be shared equally by Buyer and Seller.

          (ii) For purposes of this Agreement, the term "Stock" shall include any securities issued or issuable with respect to any shares of such Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and each of: (A) the number of shares of Payment Stock; and (B) the valuation of such shares of Payment Stock for purposes of the payment of Purchase Price by Buyer, shall be adjusted in connection with any such stock split, combination of shares, recapitalization, merger, consolidation or other reorganization occurring prior to the delivery of such shares of Stock or payment of such dividends or distributions to Seller so as to provide Seller with rights substantially equivalent to those held by Seller immediately prior to such event.

          (d) THE WARRANT. Finally, Buyer shall issue to Seller, without additional consideration and without any value attributed to them, warrants to purchase two hundred fifty thousand (250,000) shares of Stock substantially in the form of Exhibit "A" (the "Warrant"). The exercise price for each share of Stock subject to the Warrant (the "Warrant Stock") shall be Two and 50/100 Dollars ($2.50) per share.

          (e) REGISTRATION OF SECURITIES. At the Closing, Buyer shall execute and deliver to Seller a Registration Rights Agreement substantially in the form of Exhibit "B" (the "Registration Rights Agreement") providing for the registration under the Securities Act of 1933 and the rules and regulations thereunder (collectively, the "Securities Act") of the Payment Stock and the Warrant Stock.

          (f) PAYMENT OF AGREED NET WORTH. On the first (1st) anniversary of the Closing Date, if the aggregate value of: (i) the Initial Shares; and (ii) the Deferred Payments received by the Seller to date, is less than the Agreed Net Worth, Buyer shall deliver to Seller either shares of Stock valued in the same manner as set forth in Section 3.2(d) as of the first (1st) anniversary or cash, or a combination thereof, in an amount sufficient to increase such aggregate value to an amount equal to the Agreed Net Worth.

          (g) TOTAL PURCHASE PRICE. The Deferred Payments shall continue to be paid to Seller until the aggregate of the value of all payments and Stock received by Seller including the Payment Stock, any Stock issued and delivered or cash payments made to Seller by Buyer under Section 3.2(a)(ii) or (f) and the
Deferred Payments, equals the Purchase Price.   At that time, the payment of all
further Deferred Payments shall cease.

          (h) IMPUTED INTEREST. For Federal income tax purposes, the Deferred Payments will be discounted to the Closing Date at the Conditional Payment Discount Rate (as defined herein), to determine the conditional principal amount (the "Conditional Principal Amount"). The Conditional Payment Discount Rate will be the lower of: (i) the lowest Applicable Federal Rate (as defined herein), based on quarterly compounding in effect during the three (3)-month period ending with the first (1st) month in which there is a binding written contract that substantially sets forth the terms under which the sale or exchange is ultimately consummated; or (ii) the lowest Applicable Federal Rate, based on quarterly compounding in effect during the three (3)-month period ending with the month in which the Closing Date occurs. The Applicable Federal Rate will be the Federal short-term rate, mid-term rate or long-term rate, as applicable, determined and published by the Secretary of the Treasury or his delegate during each calendar month which shall apply during the following calendar month. The difference between the Deferred Payments and the Conditional Principal Amount, as determined with respect to each such payment, will be treated by Buyer and Seller as interest for Federal income tax purposes.

     3.3 METHOD OF PAYMENT. All payments to be made hereunder shall be made by either wire transfer or check drawn on the payor's bank account.


                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     Seller hereby represents and warrants to Buyer as follows:

     4.1 ORGANIZATION. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and the Subsidiaries are corporations validly existing and in good standing in their respective jurisdictions of incorporation and Seller and each of the Subsidiaries have the corporate power and authority to conduct its business as currently conducted (including the Business) and to own and lease its properties and assets (including the Assets) and, as to the conduct of the Business and the use and ownership of the Assets specifically, is duly qualified or licensed to do business and is in good standing as a foreign corporation in all states or jurisdictions which the conduct of such business requires such qualification, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect (as defined herein).

     4.2 POWER AND AUTHORITY. Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and Seller will, on or prior to the Closing Date, duly execute and deliver the documents referred to herein to which it is to be a party. Assuming the due authorization, execution and delivery of this Agreement and the documents referred to herein by the parties hereto and thereto other than Seller, this Agreement constitutes, and when executed and delivered each of such documents referred to herein will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles.

     4.3 NO CONFLICT. Neither the execution and delivery by Seller of this Agreement and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby or thereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, will violate or conflict with: (i) subject to obtaining the Required Government Consents, any federal, state, foreign or local law, statute, rule, regulation, ordinance, zoning requirement, or governmental restriction (collectively, the "Laws") or any order, judgment, or decree applicable to Seller, the Business, or the Assets; (ii) any provision of any charter, bylaw or other governing or organizational instrument of Seller; or (iii) subject to obtaining the Required Contract Consents, any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller or any of the Assets is bound, other than such violations and conflicts that, individually or in the aggregate, will not have a Material Adverse Effect.

     4.4 REQUIRED GOVERNMENT CONSENTS. Except for: (i) receipt of sales tax and employment tax certificates with respect to the Assets and the employees of the Business; and (ii) the further exceptions set forth in Schedule 4.4 (collectively, the "Required Government Consents"), no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with: (A) any nation or government; (B) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto; (C) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; or (D) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant person, item or matter (each, a "Governmental Authority"), is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby or thereby or the enforceability hereof or thereof other than: (1) those which will not have a Material Adverse Effect; and (2) those which have been obtained or made and are in full force and effect.

     4.5 REQUIRED CONTRACT CONSENTS. Except as set forth in Schedule 4.5 (the "Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person (other than the Governmental Authorities) is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby or the enforceability hereof or thereof other than: (1) those which will not have a Material Adverse Effect; and (2) those which have been obtained or made and are in full force and effect.

     4.6 TITLE TO TANGIBLE PROPERTY. Seller has and will transfer to Buyer at the Closing, good and indefeasible title to all of the tangible Assets (i.e., the Inventories, Technical Documentation, Office Furniture, and Business Records), except for Assets sold or otherwise disposed of by Seller between the date hereof and the Closing Date in accordance with this Agreement, free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, (except for the Leases listed in Schedule 1.1(f)) leases, chattel mortgages, conditional sales contracts, collateral security arrangements, or other title or interest retention arrangements, other than: (i) statutory liens for taxes not delinquent or that may hereafter be paid without penalty or are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted; (ii) liens and encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the Assets encumbered thereby or materially impair the ability to use such Assets in the Business as presently conducted;
(iii) liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory liens securing obligations that are not yet due and are incurred in the ordinary course of business; (iv) liens resulting from deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or contracts in the ordinary course of business; (v) liens approved by Buyer existing on the date hereof securing indebtedness for borrowed money reflected in the Financial

Statements (as defined herein); and (vi) other matters which, singly or in the aggregate, will not have a Material Adverse Effect (each, a "Permitted Lien").

     4.7 CONDITION OF PROPERTY. All of the tangible Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Business as currently conducted in the ordinary course.

     4.8 INVENTORY. All Inventory is of usable quality and includes no material amount of obsolete or discontinued items or items that cannot be used by Buyer in the Business in the ordinary course. All Inventory has been recorded in accordance with GAAP applied on a consistent basis with prior practices.

     4.9  TITLE TO INTELLECTUAL PROPERTY.

          (a) OWNERSHIP. Except for the rights and licenses validly and effectively established by the Software Contracts, Seller owns, Buyer shall receive at the Closing, and the Intellectual Property includes, all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Business or otherwise necessary for the ownership and use of the Assets and the conduct of the Business. Schedule 1.1(l) sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications and issued patents listed in Schedule 1.1(l) used in the Business or otherwise necessary for the conduct of the Business as heretofore conducted.

          (b) PROCEDURES FOR TRADE SECRET PROTECTION. Seller has promulgated and used its commercially reasonable best efforts to enforce the trade secret protection program set forth in Schedule 4.9(b). To Seller's knowledge, there has been no material violation of such program by any person. The source code and system documentation relating to the Assets: (i) have at all times been maintained in confidence; and (ii) have been disclosed by Seller only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to Seller.

          (c) PERSONNEL AGREEMENTS. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any of the Inventory, Technical Documentation, or Intellectual Property on behalf of Seller either: (i) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable Laws, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or
(ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          (d) ABSENCE OF CLAIMS. No claims have been asserted to Seller by any person or entity to the use of the Intellectual Property, and Seller does not know of any valid basis for any such claim. The use of the Intellectual Property, such as patents and trademarks, by Seller does not infringe on the rights of any person.

     4.10 ADEQUACY OF TECHNICAL DOCUMENTATION.   The Technical Documentation
includes the source code, system documentation, statements of principles of operation, and schematics for all software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any program (including compilers), "workbenches," tools, and higher level (or "proprietary") language used for the development, maintenance, and implementation of such software program.

     4.11 CONTRACTS--GENERAL. The Software Contracts and the General Contracts constitute all contracts, agreements, licenses, and other commitments and arrangements to which Seller is a party and which relate to the Business and are in effect as of the Effective Date, other than the Leases addressed by Section 4.14. All such contracts are valid, binding, and enforceable against Seller and, to Seller's knowledge, the other parties thereto, in accordance with their terms and are in full force and effect, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles. There are no existing defaults by Seller under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default by Seller thereunder.

     4.12 THIRD-PARTY COMPONENTS IN SOFTWARE PROGRAMS. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the software programs and Technical Documentation pursuant to the Software Contracts identified as "licenses from third parties (development and/or marketing)" or "Licenses from third parties (internal use only)" in Schedule 1.1(c). The software programs and Technical Documentation contain no other programming or materials in which any third party may rightfully claim superior, joint, or common ownership, including any right or license. The software programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Assets.

     4.13 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE PROGRAMS.
Seller has not granted, transferred, or assigned any right or interest in the software programs, the Technical Documentation, or the Intellectual Property to any person, except pursuant to the Software Contracts identified as "distributorships, dealerships, franchises, and manufacturer's representative contracts" or "licenses and sublicenses to others" in Schedule 1.1(c). Except as set forth in Schedule 4.13, all Software Contracts identified as "licenses and sublicenses to others" in Schedule 1.1(c) constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified Software Programs and related user documentation. There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the software programs or any other Inventory, the Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for the Software Contracts identified as "distributorships, dealerships, franchises, and manufacturer's representative contracts" in Schedule 1.1(c).

     4.14 REAL PROPERTY; LEASES. Seller owns no real property which relates, in any respect, to the Business. The Leases constitute all leasing or rental contracts, agreements, and other commitments and arrangements to which Seller is a party and which relate to the Business and are in effect as of the Effective Date that are in effect for a period of twelve (12) months or longer without allowing Seller (and, following the Closing, Buyer) to terminate without penalty for any reason upon the delivery of any required action. All Leases are valid, binding, and enforceable against Seller, and to Seller's knowledge, the other parties thereto in accordance with their terms and are in full force and effect, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles. There are no existing defaults by Seller thereunder, and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default by Seller thereunder except for such defaults as to which requisite waivers or consents have been or will, on or prior to the Closing Date, be obtained or which will not, alone or in the aggregate, have a Material Adverse Effect.

     4.15 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Business as set forth on the Closing Date Balance Sheet (the "Accounts Receivable") are fully collectible within the customary collection cycle.

     4.16 FINANCIAL STATEMENTS.   Seller will deliver to Buyer, concurrently
with the delivery of the Unaudited Closing Date Balance Sheet, the unaudited pro forma balance sheet and pro forma statements of operation of the Business for the fiscal years ended June 30, 1994, June 30, 1995, and June 30, 1996, prepared in accordance with GAAP, consistently applied with the principles and procedures employed in prior periods by Seller (the "Financial Statements"). The Financial Statements will properly reflect all Assets and Assumed Liabilities as then in existence. The Financial Statements will fairly present the results of operation and the financial position of the Business as of the dates thereof and the periods then ended (except as otherwise noted therein) in conformity with GAAP consistently applied with the principles and procedures employed in prior periods by Seller.

     4.17 UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.17, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent, or otherwise, and whether due or to become due), of a nature required by GAAP to be reflected in a balance sheet of the Business evidencing the Assets and the Assumed Liabilities, except such liabilities and obligations that either: (i) are disclosed by, or accrued and reserved against in, the Financial Statements or; (ii) have arisen or been incurred in the ordinary course of business since the dates of the Financial Statements and which did not and will not have a Material Adverse Effect.

     4.18 CONDUCT OF BUSINESS.

          (a) ORDINARY COURSE OF BUSINESS: NO REMOVAL OR DISPOSAL OF ASSETS. Except as set forth in Schedule 4.18(a), since June 30, 1996 (the "Financial Statement Date"), Seller has operated the Business in the ordinary course consistent with past practices.

          (b) NO MATERIAL ADVERSE CHANGE. Except as set forth in Schedule 4.18(b), since the Financial Statement Date, there has been no material adverse change in the Business or the Assets or in the financial condition, or operations of the Business.

          (c) ABSENCE OF PARTICULAR EVENTS. Except as set forth in Schedule 4.18(c), since the Financial Statement Date, Seller has not: (i) suffered any damage or destruction adversely affecting the Business or involving the Assets in an amount in excess of Fifty Thousand Dollars ($50,000) in any one instance;
(ii) increased the compensation payable or to become payable to employees of Seller involved in the Business, except pursuant to the Employment Contracts;
(iii) incurred any liability or obligation relating to the Business other than in the ordinary course consistent with past practice; (iv) made any change in any method, practice, or principle of accounting involving the

Business or the Assets; (v) paid, loaned, or advanced any material monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee involved in the Business except for normal compensation involving salary and benefits; or (vi) agreed to take any action described in this Section 4.18(c).

          (d) ABSENCE OF JOINT VENTURES, ETC. Except as set forth in Schedule 4.18(d), Seller is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Business or the Assets or is similar to or competitive with the Business, other than the Software Contracts identified as "licenses from third parties (development and/or marketing)" or "distributorships, dealerships, franchises, and manufacturer's representative contracts" in Schedule 1.1(c).

     4.19 MAJOR VENDORS AND CUSTOMERS. Schedule 4.19 lists each licensor, developer, remarketer, distributor, and supplier of property or services to, and each licensee, end-user, or customer of, the Business, to whom Seller paid or billed in the aggregate Seventy-Five Thousand Dollars ($75,000) or more during the most recent fiscal year, together with, in each case, the amount paid or billed during such period. Except as set forth in Schedule 4.19, to the knowledge of Seller, there is no reason why the relationship with any such person or entity might not be continued by Buyer after its acquisition of the Business, at substantially the same level and on substantially the same terms as Seller will have experienced during the twelve (12)-month period preceding the Closing.

     4.20 LITIGATION. Except as set forth in Schedule 4.20, no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation (collectively, "Litigation") is pending, or, to Seller's knowledge, threatened, against Seller, its present or former directors or officers, affecting, involving, or relating to the Business or any of the Assets which alone or in the aggregate: (i) will have a Material Adverse Effect; or
(ii) seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself (or the Buyer upon acquisition of the Business), its present or former directors or officers, affecting, involving, or relating to the Business or the Assets that will have a Material Adverse Effect. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller, any of the Assets or the Business: (A) that have had or will have a Material Adverse Effect; or (B) which prohibit or restrict, or will result in any delay of, the consummation of the transactions contemplated by this Agreement or any of the documents referred to herein.

     4.21 COURT ORDERS, DECREES, AND LAWS.

          (a) COMPLIANCE WITH LAWS. Seller is not in violation of any applicable Laws involving, or relating to the Business or the Assets except for violations which, individually or in the aggregate, will not have a Material Adverse Effect and Seller has received no notices of any allegation of any such violation. For the purposes of this Agreement, the term "Laws shall be deemed to include federal patent, copyright, and trademark Laws, state trade secret and unfair competition Laws, and all other applicable Laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation Laws. This Section 4.21(a) does not relate to environmental matters, which are exclusively the subject of Section 4.21(c).

          (b) ADEQUACY OF AUTHORIZATIONS. Except for those which the failure to obtain or hold could not, individually or in the aggregate, have a Material Adverse Effect, the Authorizations constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, Governmental Authorities that are required for the ownership and use of the Assets and the conduct of the Business as currently conducted under the Laws. Seller is in compliance in all material respects with all terms and conditions of the Authorizations. All of the Authorizations are in full force and effect, and, to Seller's knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be adversely affected in any material respect by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are transferable only upon receipt of the Required Government Consents.

          (c) ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 4.21, neither Seller, nor, to the best of seller's knowledge, any prior owner, user, controller, or occupant, nor any tenant, subtenant, prior tenant, or prior subtenant has ever used Hazardous Materials (as defined herein) on, from, or affecting the Assets or any facility, site, area, or property owned, used, controlled, or occupied by the Business, in any manner that violates in any material respect any Law governing the use, storage, treatment, transportation, manufacture, handling, production, or disposal of Hazardous Materials. For purposes hereof, "Hazardous Materials" means any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 USC (S)(S) 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 USC (S)(S) 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 USC (S)(S) 6901 et seq.), and all applicable federal or state hazardous or toxic waste or environmental Laws. The term "material" includes asbestos, polychlorinated biphenyls, kerosene, and fuel oil.

     4.22 TAXES. All tax returns of every kind (including returns of real and personal property taxes, sales, use and excise taxes, intangible taxes, withholding taxes, and FICA and unemployment compensation taxes) relating to the Business that are required by Law to have been filed have been duly filed; and all taxes shown to be due on such returns have been paid in full, except to the extent that any of the same are being contested in good faith by appropriate proceedings promptly initiated and diligently pursued and with respect to which adequate reserves have been set aside on the books and records of Seller in accordance with GAAP.

     4.23 PERSONNEL AND COMPENSATION.

          (a) LIST OF PERSONNEL. Seller shall have delivered to Buyer prior to Closing a true and complete list of the names and current compensation levels of: (i) all employees assigned to or whose duties relate primarily to the Business; and (ii) all consultants primarily involved in the Business (collectively, the "Business Employees").

          (b) COMPENSATION, ETC. Except as set forth in Schedule 4.23(b), Seller is not subject to, and has no obligation under, any employment, consulting, or collective bargaining contracts, deferred compensation, pension (as defined in Section 3(2) of the Employee Retirement Income Security Act (ERISA), profit-sharing, bonus, stock option, stock appreciation, stock purchase, or other nonqualified benefit or compensation commitments, benefit plans, arrangements, or plans, including any welfare plans (as defined in Section 3(1) of ERISA), fringe benefit arrangements, or multi-employer plans (as defined in Section 3(37)(A) of ERISA) pertaining to the Business Employees (collectively, the "Plans"). Seller has complied with all of its obligations under the foregoing in all material respects.

          (c) NO ACCUMULATED DEFICIENCY. None of the Plans is subject to Title IV of ERISA or has an accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA.

          (d) SUBMISSION TO BUYER FOR REVIEW. All documents, including plan and trust instruments, annual reports, and actuarial reports, relating to the Plans for the Plans' most recently ended Plan years, have been furnished to Buyer for its review.

          (e) MULTI-EMPLOYER PLAN. Neither Seller nor any trade or business under common control with Seller (within the meaning of Section 414 of the Internal Revenue Code) has ever contributed to any pension Plan that is a Multi-employer Plan for the benefit of the Business Employees.

          (f) ADEQUATE RESERVES FOR WELFARE PLANS. For welfare plans (as defined in Section 3(1) of ERISA) listed (or required to be listed) in Schedule 4.23(b), each such plan is insured or reserves have been established by Seller at least sufficient to pay all claims incurred under the provisions of such plans on or prior to the Closing Date. Seller has not received notice of, nor does it know any basis for, any retrospective premium charge for claims relating to any period prior to the Closing Date under such contracts.

          (g) COMPLIANCE WITH LAWS. To Seller's knowledge, Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health pertaining to the Business and the Business Employees. There is no labor strike, dispute, slowdown, or stoppage pending or to Seller's knowledge, threatened, against Seller pertaining to the Business or the Business Employees. To Seller's knowledge, no certification or decertification question or organizational drive exists or has existed within the past twelve (12) months respecting the Business or the Business Employees. To Seller's knowledge, Seller has not experienced any organized work stoppage or other labor difficulty involving the Business Employees since at least June 30, 1994. To Seller's knowledge, there are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin sexual preference, handicap, or veteran status) pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Seller pertaining to the Business or the Business Employees, and, to the knowledge of the Seller, no basis for any such charge, investigation, administrative proceeding, or complaint exists. To Seller's knowledge, there have been no audits of the equal employment opportunity practices of Seller pertaining to the Business or the Business Employees.

     4.24 INSURANCE POLICES.   Schedule 4.24 lists all insurance policies
relating to the Business or the Assets in force as of the Effective Date (the "Insurance Policies"), naming Seller as an insured or beneficiary or as a loss-payable payee or for which Seller has paid or is obligated to pay all or part of the premiums. Other than as set forth in Schedule 4.24, Seller has not received notice of any pending or threatened termination or retroactive premium increase with respect thereto; and Seller is in compliance in all material respects with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by Seller as to which insurers have denied liability or are defending under any reservation of rights, and, to the knowledge of Seller, there exists no material claim under such insurance that has not been properly filed by Seller.

     4.25 SUFFICIENCY OF RIGHTS. Except as set forth in Schedule 4.25, the Assets constitute all of the properties, rights, and privileges necessary for the conduct of the Business by Buyer in substantially the same manner as it will have been operated by Seller during the twelve (12)-month period preceding the Closing.

     4.26 BROKER'S OR FINDER'S FEES. Except for Soundview Financial Group, Inc., Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and no broker, finder or financial advisor is entitled to any broker's, finder's, or financial advisor's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding with Seller.

     4.27 RELATED-PARTY TRANSACTIONS. Except as disclosed in Schedule 4.27, Seller is not a party to any written contract, agreement, license, lease, or arrangement with, or any other commitment to, directly or indirectly: (i) any officer or salaried employee of the Business in office within two (2) years of the date of execution hereof; or (ii) any corporation, trust, partnership or other entity in which any such officer or salaried employee has a material equity or participating interest; in each case, relating to or involving the Business, the Assets, or the Assumed Liabilities, except, in each instance, for existing compensation arrangements listed in Schedule 4.23(b). Each such contract, agreement, license, lease, arrangement, and commitment was entered into by Seller in the ordinary course of business upon terms that are fair and reasonable to the Business without regard to the status and relationship of such other parties.

     4.28 INVESTMENT.

          (a) Seller is acquiring the Payment Stock, the Warrant and the Warrant Stock (collectively, the "Securities") for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in or otherwise distributing the same. By executing this Agreement, Seller further represents and warrants that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any such person, or to any third person, with respect to any of the Securities.

          (b) Seller understands that the Securities are not registered under the Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Buyer's reliance on such exemption is predicated on Seller's representations and warranties set forth herein.

          (c) Seller represents and warrants that it is experienced in evaluating companies such as Buyer, is able to fend for itself in the transactions contemplated by this Agreement and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment. Seller also represents and warrants that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Act. Seller further represents and warrants that it has had access, during the course of the transaction and prior to its purchase of the Securities to financial information of Buyer and that it has had, during the course of the transaction and prior to its purchase of the Securities, the opportunity to ask questions of and receive answers from Buyer concerning the terms and conditions of the offering and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access.

          (d) Seller understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption for registration under the Act, the Securities must be held indefinitely. Seller represents and warrants that, in the absence of an effective registration statement covering the Securities, Seller shall only sell or transfer the Securities in a manner consistent with its representations and warranties set forth herein.

          (e) All certificates evidencing the Securities may bear the following legend:

          "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or unless an exemption from registration or qualification is available or such sale, offer, pledge or hypothecation is otherwise in compliance with the Act."

          (f) The certificates evidencing the Securities shall also bear any legend required by any applicable state securities law.

     4.29 MATERIALITY DEFINED. For purposes of this Agreement, the term "Material Adverse Effect" means: (i) with respect to Seller, a material adverse effect on: (A) the Assets or the business, operations, condition (financial or otherwise) or results of operations of the Business taken as a whole; or (B) either of the parties' ability to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (ii) with respect to Buyer, a material adverse effect on: (A) its business, assets, properties, operations, condition (financial or otherwise) or results of operations taken as a whole; or (B) either of the parties' ability to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     4.30 SCOPE OF REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that it has been afforded full and complete access to the Assets and the officers and employees of Seller in connection with the purchase of the Assets from Seller. Buyer acknowledges that neither Seller nor any other person has made any representation or warranty, express or implied, with respect to the Business or the Assets except as expressly set forth in this Agreement, the Schedules hereto and the documents referred to herein. Buyer acknowledges that it will acquire the Assets "As Is, Where Is, With All Faults" and without any representations or warranties, express or implied, as to merchantability, fitness for a particular purpose or otherwise, except as is otherwise expressly set forth in this Agreement. For the purposes of this Section, the "Assets" shall include the assets of each of the Subsidiaries, where appropriate.


                                   SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     5.1 ORGANIZATION. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business as currently conducted and to own and lease its properties and assets. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state in which the failure to be so qualified or licensed would have a Material Adverse Effect. True, accurate and complete copies of Buyer's Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Seller.

     5.2 POWER AND AUTHORITY. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and Buyer will, on or prior to the Closing Date, duly execute and deliver the documents referred to herein to which it is to be a party. Assuming the due authorization, execution and delivery of this Agreement and the documents referred to herein by the parties hereto and thereto other than Buyer, this Agreement constitutes, and when executed and delivered each of such documents referred to herein will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles.

     5.3 BROKER'S OR FINDER'S FEES. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement and no broker, finder or financial advisor is entitled to any broker's, finder's, or financial advisor's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding with Buyer.

     5.4 NO CONFLICT. Neither the execution and delivery by Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby will violate or conflict with: (i) any Law or any order, judgement, or decree applicable to Buyer; (ii) any provision of any charter, bylaw, or other governing or organizational instrument of Buyer; or (iii) any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Buyer is a party or by which Buyer or any of its assets or properties is bound, other than such violations and conflicts that, individually or in the aggregate, will not have a Material Adverse Effect.

     5.5 CONSENTS AND APPROVALS. No approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than: (i) those which will not have a Material Adverse Effect; and (ii) those which have been obtained or made and are in full force and effect.

     5.6 CAPITALIZATION. The authorized capital stock of Buyer consists of thirty million (30,000,000) shares of Stock, of which Eight Million One Hundred Twenty Thousand Two Hundred Seventy-Six (8,120,276) shares are issued and outstanding on the date hereof, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding on the date hereof. All of the outstanding shares of Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date hereof, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of Buyer. Except as set forth in the Buyer SEC Documents, Buyer does not have any Subsidiaries. Except as disclosed in writing to Seller prior to the Closing Date or as set forth in the Buyer SEC Documents, there are no unexercised Stock Acquisition Rights (as defined herein) outstanding. For purposes of this Agreement, "Stock Acquisition Rights" means: (i) all options, warrants, calls, subscriptions, stock appreciation rights, phantom stock and restricted stock grants and all other rights of any nature to acquire any shares of capital stock of, or any other equity interests in, Buyer; and (ii) all securities convertible into or exchangeable for such shares or equity interests or obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription, stock appreciation right, phantom stock or restricted stock grant or other right, agreement or commitment. Except as set forth in this
Section 5.6, as of the date hereof; (1) no shares of capital stock or other voting securities of Buyer are outstanding; (2) no equity equivalents, interests in the ownership of Buyer or other similar rights are outstanding; and (3) there are not existing Stock Acquisition Rights or other contracts, commitments, plans, programs or arrangements providing for the issuance or grant of any Stock Acquisition Rights or any capital stock (restricted or otherwise), stock appreciation rights, phantom stock or other equity interests in Seller, including stock purchase plans.

     5.7 COMMON STOCK. Each share of Stock delivered pursuant to this Agreement will: (i) at the time of its delivery, be duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights; and
(ii) upon the Securities and Exchange Commission (the "SEC") declaring the registration statement contemplated by the Registration Rights Agreement effective, be: (A) freely tradable (other than as a result of the actions, or based upon the status, of the holder thereof), and registered with the SEC under the Securities Act; and (B) listed on the Amex. Buyer has reserved, free from preemptive rights, out of its authorized but unissued shares of Stock, such number of shares of Stock as Buyer is required to issue and/or deliver to Seller pursuant to this Agreement, such reservation being solely for the issuance of the Payment Stock pursuant to this Agreement.

     5.8 SEC REPORTS AND FINANCIAL STATEMENTS. Buyer has filed with the SEC, and has heretofore made available to Seller true and complete copies of, all forms, reports, schedules, statements and other documents (including exhibits, amendments and supplements thereto) required to be filed by it under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") since January 1, 1994 (such forms, reports, schedules, statements and other documents, to the extent filed and publicly available prior to the date of this Agreement, other than preliminary filings, are referred to herein as the "Buyer SEC Documents"). The Buyer SEC Documents, at the time filed: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Buyer SEC Documents include all filings necessary to correct any Buyer SEC Document which, subsequent to its time of filing: (A) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or (B) no longer complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Buyer included in the Buyer SEC Documents (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     5.9 CONDUCT OF BUSINESS. Except as set forth in the Buyer SEC Documents or in Schedule 5.9, since the date of the most recent Buyer Financial Statements until the Closing Date, Buyer has conducted its business only in the usual and ordinary course, consistent with past practices, and there has not been:

          (a) Any event or events having, or which will have, a Material Adverse Effect;

          (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock (or any other equity interest) of Buyer or any redemption, purchase or other acquisition of any of such capital stock (or any other equity interest);

          (c) Any split, combination or reclassification of any capital stock (or any other equity interest) of Buyer or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock (or other equity interest);

          (d) Any amendment or proposal to amend the Certificate of Incorporation or Bylaws of Buyer;

          (e) Any acquisition of or agreement to acquire (by merger, consolidation, acquisition of stock or assets or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof by Buyer or any investment or agreement to make any investment (by purchase of stock, contribution to capital, property transfer or purchase of property or otherwise) in any other person by Buyer;

          (f) Any sale, lease, license, encumbrance or other disposition of, or agreement to sell, lease, license, encumber or otherwise dispose of, any material asset of Buyer, except in the ordinary course of business consistent with prior practice;

          (g) Any incurrence of any indebtedness for borrowed money (other than borrowings and reborrowings in the ordinary course of business under revolving credit facilities which were in existence prior to the date hereof) or guarantee of any such indebtedness or issuance or sale of any debt securities or warrants or rights to acquire any debt securities of Buyer or guarantee of any debt securities of others by Buyer;

          (h) Any modification, amendment or termination of any material contract to which Buyer is a party or any waiver, release or assignment of any material rights or claims of Buyer; or

          (i) Any capital expenditure or commitment to make capital expenditures by Buyer in an amount which, when added to the aggregate amount of all other capital expenditures made or committed to be made by Buyer since June 30, 1996, exceeds Two Million Dollars ($2,000,000).

     5.10 UNDISCLOSED LIABILITIES. Except as set forth in the Buyer SEC Documents, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by GAAP to be reflected in the financial statements of Buyer, except such liabilities and obligations that either: (i) are disclosed or accrued and reserved against in the Buyer Financial Statements or; (ii) have arisen or been incurred in the ordinary course of business since the most recent date of the Buyer Financial Statements and which did not and will not have, a Material Adverse Effect.

     5.11 TITLE TO ASSETS. Buyer has good and indefeasible title in fee simple to all of its real property and good title to all of its leasehold interests and other assets and properties as reflected in the most recent balance sheet included in the Buyer Financial Statements, other than such properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all liens, claims and encumbrances other than:
(i) statutory liens for taxes not
delinquent or that may hereafter be paid without penalty or are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted; (ii) liens and encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the assets or properties encumbered thereby or materially impair the ability to use such assets or properties in the business of Buyer as presently conducted; (iii) liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory liens securing obligations that are not yet due and are incurred in the ordinary course of business; (iv) liens resulting from deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or contracts in the ordinary course of business; (v) liens existing on the date hereof securing indebtedness for borrowed money reflected in the Buyer Financial Statements; and
(vi) other matters which, singly or in the aggregate, will not have a Material Adverse Effect. All leases under which Buyer leases any real or personal property are in good standing, valid and effective and enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles, and there are not, under any of such leases, any existing default on the part of Buyer or, to the knowledge of Buyer, any other party thereto, or any event which, with notice or lapse of time or both would have become a default, other than defaults under such leases which, singly or in the aggregate, will not have a Material Adverse Effect.

     5.12 LITIGATION. Except as set forth in the Buyer SEC Documents, there is no Litigation pending, or to the knowledge of Buyer, threatened, against or affecting Buyer or its present or former directors or officers, affecting, involving, or relating to Buyer or its business or assets or properties which alone or in the aggregate: (i) will have a Material Adverse Effect; or (ii) seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby. Buyer knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself or its present or former officers or directors, affecting, involving, or relating to Buyer or its business or assets or properties that will have a Material Adverse Effect. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental
Authority or by an arbitrator) against Buyer or any of its assets or properties:
(A) that have or will have a Material Adverse Effect; or (b) which prohibit or restrict, or will result in any delay of, the consummation of the transactions contemplated by this Agreement or any of the documents referred to herein.

     5.13 COMPLIANCE WITH LAWS. Buyer is not in violation of any applicable Law except for violations which, individually or in the aggregate, will not have a Material Adverse Effect, and Buyer has received no notices of any allegation of any such violation.

     5.14 TAXES. All tax returns of every kind (including returns of real and personal property taxes, intangible taxes, income taxes, withholding taxes, and FICA and unemployment compensation taxes) relating to Buyer or its business that are required by Law to have been filed have been duly filed by Buyer and all taxes shown to be due on such returns have been paid in full, except to the extent that any of the same are being contested in good faith by appropriate proceedings promptly initiated and diligently pursued and with respect to which adequate reserves have been set aside on the books and records of Buyer in accordance with GAAP.

     5.15 REGISTRATION OF SECURITIES. Buyer is qualified to register its securities offered in secondary offerings under the Securities Act on Form S-3 and has the financial ability to satisfy its obligations under this Agreement and the documents referred to herein, including the Registration Rights Agreement.


                                   SECTION 6

                    CONDUCT OF THE BUSINESS PRIOR TO CLOSING
                    ----------------------------------------

          Except as otherwise expressly provided in this Agreement or the Schedules hereto, or to the extent that Buyer shall otherwise consent in writing, Seller shall, during the period commencing with the date hereof and continuing thereafter until the Closing or the earlier termination of this Agreement, operate the Business only in the usual and ordinary course. Without limiting the generality of the foregoing, during such period:

     6.1 COURSE OF BUSINESS. Seller shall not institute any new methods of accounting or operation or engage in any transaction or activity, enter into any agreement, or make any commitment, except in the ordinary course of such business and consistent with past practice.

     6.2 ORGANIZATION. Seller shall use its commercially reasonable best efforts to preserve the Business intact and to preserve for Buyer its relationships with licensors, developers, consultants, remarketers, suppliers, distributors, customers, and others having regular business relations with it; provided, however, that Seller shall not be required to expend any of its funds outside the ordinary course of business in connection with such obligations.

     6.3  PROHIBITED ACTIONS.  Seller shall not:

          (a) LIENS. Permit any of the Assets to be subjected to any mortgage, pledge, lien, or encumbrance, except for Permitted Liens.

          (b) DISPOSITION OF ASSETS. Waive any claims or rights of substantial value respecting the Assets, or sell, transfer, or otherwise dispose of any of the Assets, except in the ordinary course of business and consistent with past practice.

          (c) LICENSES. Other than in the ordinary course of its licensing activities and consistent with past practice, dispose of, license, or permit to lapse any rights in any Intellectual Property.

          (d) INCREASES IN COMPENSATION. Increase the compensation of officers, employees, or consultants whom Buyer has stated an intention to hire or retain on or after Closing, except pursuant to existing Employment Agreements;

          (e) SOFTWARE CONTRACTS. Enter into any Software Contracts other than in the ordinary course of business and consistent with past practice.

     6.4 INSURANCE; PROPERTY. Seller shall maintain the Insurance Policies in effect and shall at all times continue to insure all property constituting the Assets in such amounts and against such risks as is consistent with past practice.

     6.5 NO DEFAULT. Seller shall not perform any act or omit to perform any act, or permit any act or omission, that will cause a material breach or default of any covenant, agreement, warranty, or representation in this Agreement.

     6.6 NO PRIOR OPERATION. Nothing contained in this Agreement shall give Buyer any rights to control or direct the operations of the Business or the Assets prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operation of the Business and the Assets.


                                   SECTION 7

                     COVENANTS OF SELLER AND BUYER PRIOR TO
                     --------------------------------------
                          CLOSING AND OTHER AGREEMENTS
                          ----------------------------

     7.1  ACCESS TO AND RETENTION OF INFORMATION.

          (a) ACCESS. Each of the parties hereto shall, after the date hereof and prior to the Closing Date or the earlier termination of this Agreement, afford to the other party and its accountants, counsel, financial advisors and other representatives involved in the transactions contemplated by this Agreement and the documents referred to herein (as to each party, its "Representatives"), upon reasonable request and at the sole cost and expense of the party making such request, during normal business hours, full and complete access to its offices, assets and properties, books and records and contracts:
(i) in the case of Seller, which relate to the Business or the Assets; and (ii) in the case of Buyer, which relate to Buyer or its business, operations, assets, properties, condition (financial or otherwise) or results of operations; provided, however, that such investigation shall be conducted in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of the party providing such access. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made in this Agreement or any of the documents referred to herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby or thereby. Each of the parties hereto shall hold and shall use commercially reasonable efforts to cause its Representatives to hold, in strict confidence all non-public documents and information furnished to it or its Representatives in connection with the transactions contemplated by this Agreement; provided, however, that (i) each of the parties hereto may disclose any such information to its Representatives and (ii) each of the parties hereto and their respective Representatives may disclose any such information the failure of which to disclose would result in the violation of any Law or in the imposition of any fine, penalty or charge by any Governmental Authority that under authority of Law has required the disclosure or production of such information by such party or any of its Representatives and; provided further, that in the event that either of the parties hereto or any of its Representatives is obligated to disclose any such information in order to avoid the violation of any Law or the imposition of any fine, penalty or charge by any Governmental Authority, it shall provide the other party with such advance notice thereof as may be reasonable under the circumstances in order to permit the other party the opportunity to intervene and seek appropriate relief for the protection of the confidentiality of such information.

          (b) DESTRUCTION ON TERMINATION. In the event that this Agreement is terminated in accordance with its terms, each of the parties hereto shall promptly destroy or redeliver to the other party all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by either of the parties hereto based on the information in such material shall also be destroyed (and each of the parties hereto shall use its commercially reasonable best efforts to cause its Representatives to similarly destroy their documents, memoranda, notes and other writings).

     7.2 INTERIM FINANCIALS. As promptly as practicable after each month-end or quarter-end, as the case may be, from the date of this Agreement to the Closing Date, Seller shall deliver to Buyer all monthly and quarterly financial reports in the form that it customarily prepares for its internal purposes concerning the Business.

     7.3 UPDATING OF INFORMATION. From the date of this Agreement to the Closing Date, Seller shall deliver revised or supplementary schedules to this Agreement, containing accurate information as of the Closing Date, in order to enable Buyer to confirm the accuracy of Seller's representations and warranties and otherwise to give full effect to the provisions of this Agreement. In addition, Seller shall deliver to Buyer an update of the Schedules not less than two (2) business days prior to the Closing Date. Nothing contained in this
Section 7.3 shall be deemed in any way to constitute a waiver by Buyer of any of the conditions contained in Sections 9 and 10. In the event that the transactions contemplated by this Agreement and the documents referred to herein are closed following the delivery of such updated Schedules, all representations and warranties of Seller contained in this Agreement and the documents referred to herein shall be qualified by the updated Schedules.

     7.4 APPROVALS OF THIRD PARTIES. Seller and Buyer shall use all commercially reasonable best efforts, and shall promptly cooperate with and furnish information to one another, to secure all Required Government Consents and all Required Contract Consents, and to obtain the satisfaction of the conditions specified in Sections 9 and 10, as shall be required in order to enable Seller and Buyer to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

     7.5 THIRD-PARTY CERTIFICATES. Seller shall use its commercially reasonable best efforts to procure for the benefit of Buyer consent, assignment, and/or estoppel certificates in such form, from such third parties, and with respect to such Assets to be assigned to Buyer at Closing as Buyer may reasonably request on or before the Closing.

     7.6 NOTIFICATION OF CERTAIN MATTERS. Each of the parties agrees to give prompt notice to the other of, and to use its commercially reasonable best efforts to prevent or promptly remedy: (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and
(ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 RISK OF LOSS. Risk of loss with respect to any of the Assets shall pass at the Closing.

     7.8 CASUALTY LOSS AND CONDEMNATION. If, prior to the Closing Date, all or any portion of the Assets is destroyed by fire or other casualty, or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened and: (i) any such destruction, taking or proceeding or any threat thereof involves, or if more than one in the aggregate involve, an amount in excess of Fifty Thousand Dollars ($50,000), Buyer shall have the right, in its sole discretion, to terminate this Agreement by providing Seller written notice of its election to do so; or (ii) any such destruction, taking or proceeding or any threat thereof involves, or if more than one in the aggregate involve, an amount less than or equal to Fifty Thousand Dollars ($50,000), or involves an amount in excess thereof and Buyer does not elect to terminate this Agreement pursuant to clause (i) above, Buyer shall accept the Assets notwithstanding any such destruction, taking or proceeding or threat thereof (without reduction of the Purchase Price) and Seller shall, on the Closing Date: (A) pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets; and (B) assign, transfer and set over unto Buyer, without recourse against Seller, all of the rights, title and interests of Seller in and to any unpaid awards or other payments (including insurance proceeds not expended or committed to expenditure by Seller to repair or restore such destruction) from third parties arising out of the destruction or taking of such Assets. Prior to the Closing, Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction or taking of any of the Assets without first obtaining the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

     7.9 WARN ACT. Seller shall provide any notice required under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and any similar Law, and to otherwise comply with any such Law with respect to any "plant closing" or "mass layoff" (as such terms are defined in the WARN Act) or similar event affecting the Business Employees. Seller shall be solely responsible for, and shall pay or cause to be paid, any severance payments and other termination benefits or any other liability, forfeiture, fine or other obligation by virtue of the WARN Act or any similar Law to Business Employees who may become entitled to such benefits by reason of any events occurring as a result of the transactions contemplated by this Agreement.

     7.10 BULK TRANSFER LAWS. Buyer hereby waives compliance by Seller with the provisions of any and all "bulk transfer" Laws of any and all jurisdictions in connection with the sale of the Assets by Seller to Buyer.


                                   SECTION 8

                               ACCOUNTING MATTERS
                               ------------------

     8.1 MANUAL BALANCE SHEET. Seller and Buyer shall jointly monitor, record, and compile the results of operations and the changes in the composition and condition of the Assets and Assumed Liabilities arising between the date of this Agreement and the Closing Date. Prior to Closing, Seller shall, subject to Buyer's review, prepare a balance sheet of the Business, based on regular operating records and procedures, that represents the Assets and Assumed Liabilities as they exist as near the Closing Date as may practicably be determined. For purposes of this Agreement, the balance sheet so prepared shall be referred to as the "Manual Balance Sheet." In no event shall the Manual Balance

Sheet serve as a basis for delaying or avoiding Closing.  The Manual
Balance Sheet shall be prepared using accounting principles and practices that are consistent with those used in the preparation of the Financial Statements, except as otherwise required to conform to GAAP.

     8.2 UNAUDITED CLOSING DATE BALANCE SHEET. As soon as practicable following Closing (and, in any event, within three (3) weeks after the Closing
Date), Seller shall prepare a balance sheet of the Business as of the Closing Date. For purposes of this Agreement, such balance sheet shall be referred to as the "Unaudited Closing Date Balance Sheet." The Unaudited Closing Date Balance Sheet shall be prepared using accounting principles and practices that are consistent with those used in the preparation of the Financial Statements, except as otherwise required to conform to GAAP.

     8.3 CONDUCT OF AUDIT. Buyer shall cause a national accounting firm of its choice ("Buyer's Accounting Firm") to audit the Unaudited Closing Date Balance Sheet as prepared by Seller. Such audit shall be completed as soon as practicable after delivery of the Unaudited Closing Date Balance Sheet to Buyer and, in any event, within one hundred twenty (120) days of such delivery. Such examination and audit shall be conducted in accordance with generally accepted auditing standards. Buyer's Accounting Firm shall, on behalf of Buyer, make such adjustments to the Unaudited Closing Date Balance Sheet as appropriate so that it can issue an unqualified opinion that such statement and the notes thereto present fairly the financial position of the Business as of the Closing Date, in conformity with GAAP, without regard to materiality. Such balance sheet and the notes thereto, as audited and adjusted, are collectively referred to herein as the "Closing Date Balance Sheet." Prior to the delivery to Seller of the Closing Date Balance Sheet, Buyer shall cause Buyer's Accounting Firm to review and discuss its draft audit report and adjustments with Seller and a national accounting firm chosen by Seller ("Seller's Accounting Firm"), and Buyer shall provide for Seller's Accounting Firm to have access to Buyer's Accounting Firm's audit work papers.

     8.4 BASIS FOR PREPARATION. In the preparation of the Manual Balance Sheet and the Closing Data Balance Sheet, the

Excluded Liabilities shall not be treated as liabilities of the Business, nor shall the Excluded Assets be treated as assets of the Business. Also in the preparation of such balance sheets, the carrying value of the Assets shall be their historical cost and shall not be increased or otherwise adjusted based on any allocation of the Purchase Price. Such balance sheets shall be prepared on the basis that no item should have been excluded for lack of materiality.

     8.5 REVIEW BY SELLER. The Closing Date Balance Sheet shall be delivered by Buyer's Accounting Firm to Buyer and Seller as promptly as practicable following the completion of the audit. The Closing Date Balance Sheet shall be accompanied by a statement signed by Buyer's Accounting Firm that sets forth the Agreed Net Worth, which shall be equal to the amount of Net Worth as shown therein. Buyer shall cause Buyer's Accounting Firm to review and discuss the Closing Date Balance Sheet with Seller and Seller's Accounting Firm. If Seller disputes any part of the Closing Date Balance Sheet, it shall so notify Buyer, and Buyer and Seller shall endeavor in good faith to resolve their differences.

     8.6  AGREED NET WORTH.

          (a) AUDIT DISPUTE NOTICE. The determination of the Agreed Net Worth as calculated by Buyer's Accounting Firm shall be binding on Buyer and Seller if Seller has not delivered to Buyer written notice (the "Audit Dispute Notice") of Seller's objection to the Closing Date Balance Sheet within thirty (30) days following Buyer's Accounting Firm's delivery of the Closing Date Balance Sheet. The Audit Dispute Notice shall specifically enumerate the items to which Seller objects and the factual or accounting grounds for the objection. For purposes of this Agreement, "Agreed Net Worth" shall equal the amount of Assets minus the amount of Assumed Liabilities as set forth in the Closing Date Balance Sheet as adjusted pursuant to Section 8.6(b) and/or 8.6(c), if applicable.

          (b) PARTIES' ATTEMPT TO RESOLVE. Buyer and Seller shall seek in good faith, for a period of ten (10) business days following delivery of the Audit Dispute Notice, to resolve the matters set forth in the Audit Dispute Notice. Any corrections to the Closing Date Balance Sheet resulting from such efforts shall serve as an adjustment to the Agreed Net Worth for the purposes of this Agreement. In the event the parties are unable to resolve such differences during such ten (10)- day period, the parties shall submit the matter for the review by Arthur Andersen LLP (the "Accounting Referee").

          (c) RESOLUTION BY ACCOUNTING REFEREE. The review by the Accounting Referee shall be limited to such items as were addressed in the Audit Dispute Notice and have not been resolved by the parties. Subject to such limitation, the parties shall cause the Accounting Referee to review as promptly as practicable the Closing Date Balance Sheet and to make such corrections thereto as it deems appropriate consistent with the terms of this Agreement. The expenses of the Accounting Referee shall be evenly divided between Buyer and Seller. Any such correction shall serve as an adjustment to the Agreed Net Worth for purposes of this Agreement. The determination of the Accounting Referee shall be final and binding on the parties.

          (d) ADJUSTMENT TO PURCHASE PRICE. If the Agreed Net Worth is less than Three Million Eight Hundred Thousand Dollars ($3,800,000) (the "Minimum Threshold"), the Purchase Price shall be reduced dollar-for-dollar by an amount equal to the difference between the Agreed Net Worth and the Minimum Threshold. If the Agreed Net Worth is greater than Four Million Two Hundred Thousand Dollars ($4,200,000) (the "Maximum Threshold"), the Purchase Price shall be increased dollar-for-dollar by an amount equal to the difference between the Maximum Threshold and the Agreed Net Worth. If the Agreed Net Worth is between the Minimum Threshold and the Maximum Threshold, no adjustment to the Purchase Price will be made.


                                   SECTION 9

                CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES
                ------------------------------------------------

     The respective obligations of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) No Law shall have been enacted or issued by any Governmental Authority and no decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any other Governmental Authority, and no other legal restraint or prohibition preventing the transactions contemplated by this Agreement or any of the documents referred to herein or making the consummation of any such transactions illegal shall be in effect; provided, however, that each of the parties hereto shall have used reasonable efforts to prevent the entry of any such injunction or other order or decree and to appeal as promptly as possible any injunction or other order or decree that may be entered;

          (b) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement and the documents referred to herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. (S)18a (the "HSR Act") shall have terminated or expired;

          (c) All Required Governmental Consents legally required for the consummation of the transactions contemplated by this Agreement and the documents referred to herein shall have been obtained and be in effect on the Closing Date;

          (d) Buyer and Seller shall have each reviewed and approved the Schedules listed in this Agreement and prepared by the appropriate party as set forth herein; and

          (e) The form of the License Agreement to be executed at the Closing shall be reasonably acceptable to Buyer and Seller.

                                   SECTION 10

                 CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS
                 ----------------------------------------------

     10.1 CONDITIONS TO SELLER'S OBLIGATIONS. Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

          (a) Buyer shall have performed or complied with, in all material respects, all conditions, obligations, agreements and covenants contained herein which are to be performed or complied with by it on or prior to the Closing Date;

          (b) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date;

          (c) Seller shall have received each of the following, dated as of the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten (10) business days prior to the Closing Date:

          (i) A certificate of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of Buyer certifying as to fulfillment of the conditions specified in Sections 10.1(a) and Section 10.1(b);

          (ii) The Certificate of Incorporation of Buyer certified by the Secretary of State of the State of Delaware, the Bylaws of Buyer certified by its Secretary or an Assistant Secretary, a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Buyer and certificates of the appropriate Governmental Authorities of each state in which Buyer is qualified or authorized to transact business as to the good standing and qualification or authorization of Buyer;

          (iii) Resolutions of the Board of Directors of Buyer, certified by its Secretary or an Assistant Secretary, which authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party;

          (iv) A certificate of incumbency certified by the Secretary or an Assistant Secretary of Buyer certifying the names of the officers of Buyer authorized to execute this Agreement and the documents referred to herein to which it is or is to be a party (including the certificates contemplated herein), together with specimen signatures of such officers;

               (v) Such other corporate certificates as Seller may reasonably request;

               (vi) Each of the documents referred to herein to which Buyer is to be a party duly executed by Buyer;

          (vii) An opinion of Higham, McConnell & Dunning, in form and substance reasonably satisfactory to Seller, covering such matters as are customarily covered in an opinion of counsel in transactions similar to the transactions contemplated by this Agreement and the documents referred to herein; and

          (viii) From the date of this Agreement, there shall not have been any material adverse change in the business, assets, properties, operations, condition (financial or otherwise) or results of operations of Buyer taken as a whole.

   10.2 CONDITIONS TO OBLIGATIONS OF BUYER. Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

          (a) Seller shall have performed or complied with, in all material respects, all conditions, obligations, agreements and covenants contained herein which are to be performed or complied with by it on or prior to the Closing Date;

          (b) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date; and

          (c) Buyer shall have received each of the following, dated as of the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten (10) Business Days prior to the Closing Date:

          (i) A certificate of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of Seller certifying as to fulfillment of the conditions specified in Section 10.2(a) and Section 10.2(b);


          (ii) The Certificate of Incorporation of Seller certified by the Secretary of State of the State of Delaware, the Bylaws of Seller certified by its Secretary or an Assistant Secretary, a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Seller and certificates of the appropriate Governmental Authorities of each state in which Seller is qualified or authorized to transact business as to the good standing and qualification or authorization of Seller;

          (iii) Resolutions of the Board of Directors of Seller, certified by its Secretary or an Assistant Secretary, which authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party;

          (iv) A certificate of incumbency certified by the Secretary or an Assistant Secretary of Seller certifying the names of the officers of Seller authorized to execute this Agreement and the documents referred to herein to which it is or is to be a party (including the certificates contemplated herein), together with specimen signatures of such officers;

            (v) Such other corporate certificates as Buyer may reasonably request;

          (vi) The Noncompetition Agreement in a form reasonably acceptable to each of Buyer and Seller (the "Noncompetition Agreement");

            (vii) Each of the documents referred to herein to which Seller is to be a party duly executed and delivered by Seller;

          (viii) An opinion of Andrews & Kurth L.L.P., in form and substance reasonably satisfactory to Buyer, covering matters customarily covered in transactions similar to the transaction contemplated by this Agreement and the documents referred to herein; and

          (ix) From the date of this Agreement, there shall not have been any material adverse effect on the Assets or any material adverse change in the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the Business taken as a whole.

                                   SECTION 11

                                    CLOSING
                                    -------

   11.1  CLOSING.  Unless this Agreement is first terminated as provided in
Section 16, the closing of the purchase and sale of the Assets and the transfer and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Higham, McConnell & Dunning, 28202 Cabot Road, Suite 450, Laguna Niguel, California 92677 at 10:00 A.M., California time: (i) on October 11, 1996, or as soon as all conditions to the Closing have been satisfied or duly waived; or (ii) on such other time or date, or at such other place as the parties may agree (the "Closing Date").

   11.2 ACTIONS AT CLOSING. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          (a) COPIES OF CONSENTS. Seller shall deliver to Buyer copies of all Required Contract Consents and all Required Government Consents which have been obtained by Seller.

          (b) CONVEYANCE INSTRUMENTS. Seller shall deliver to Buyer such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Assets.

          (c) ENTRY INTO PREMISES. Seller shall give Buyer complete and unrestricted access to the facilities of the Business, and the sites subject to the Leases.

          (d) MASTER COPY OF SOFTWARE PROGRAMS. Seller shall deliver to Buyer a master copy of each software program (in both source code and object code form).

          (e) PAYMENT STOCK; WARRANT. Buyer shall also deliver to Seller: (i) the Payment Stock, in the event that the listing of the Payment Stock on the Amex shall have been declared effective; and (ii) the Warrant.

          (f) ASSUMPTION AGREEMENT. Buyer shall deliver to Seller such instruments of assumption as Seller shall reasonably request, in form and substance reasonably acceptable to Seller, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 2.

          (g) OTHER DOCUMENTS. Each of the parties hereto shall execute and deliver the License Agreement, the Exhibits and the documents and certificates referred to in Section 10 to which it is to be a party and shall cause its counsel to deliver the opinion of such counsel referred to in Section 10.

   11.3 PRORATIONS. At the Closing, taxes on or with respect to the Assets, and other items normally adjusted in connection with similar transactions, shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Buyer liable to the extent such items relate to any time period subsequent to the Closing Date. Except as otherwise agreed by the parties hereto, the net amount of all such prorations will be settled and paid on the Closing Date; provided, however, that the payment of such amounts shall not affect the calculation of, or be deemed to be a payment towards, the Purchase Price. If the Closing shall occur before the applicable 1996 tax rate is fixed, the apportionment of taxes shall occur promptly upon receipt of such 1996 tax bill.

   11.4 FURTHER ASSURANCES. At and after the Closing, without further consideration, each of the parties hereto shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, assumption instruments, consents, and other documents as the other party or its counsel may reasonably request: (i) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Assets and the Business; (ii) to further effect or evidence the assumption by Buyer of the Assumed Liabilities; or (iii) to ensure more effectively the compliance of such party with its agreements and covenants under this Agreement and the other documents referred to herein.

                                   SECTION 12

                COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING
                -----------------------------------------------

   12.1 TAX MATTERS. Buyer shall use its reasonable efforts to provide Seller such assistance as it may reasonably request in connection with matters relating to taxes, including information with respect to Seller's preparation of any returns of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to Seller's liability for taxes, or any claims arising hereunder respecting the Business. Buyer shall retain and provide Seller with records or information which may be relevant to any such return, audit, examination, proceeding, or determination, and Buyer shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

   12.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated to the Assets and Assumed Liabilities as set forth in Schedule 12.2. Each of the parties hereto agrees: (i) that such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder; (ii) to complete jointly and to file separately Form 8594 with its Federal income tax return for the appropriate period consistent with such allocation for the tax year in which the Closing Date occurs; and (iii) that neither of the parties hereto shall take a position on any income, transfer or gains tax return, before any Governmental Authority charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

   12.3 TRANSFER TAXES. All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by the parties hereto and Buyer shall file all necessary documentation and pay all amounts due with respect to such taxes and shall offset Seller's share of such taxes following such payment against the Deferred Payments due hereunder.

   12.4 NONSOLICITATION OF PERSONNEL. For a period of five (5) years after the Closing Date, Seller shall not solicit, divert, or recruit, for its own benefit or for the benefit of any other person, any Business Employee whom Buyer has employed.

   12.5 RETENTION OF BUSINESS RECORDS. Buyer agrees: (i) to hold all of the Business Records existing on the Closing Date, and to not destroy or dispose of any thereof, for a period of five (5) years commencing on the Closing Date or such longer period as may be required by Law; and (ii) following the Closing Date, to afford Seller, its accountants and counsel, at Seller's sole cost and expense, upon reasonable request, during normal business hours, full and complete access to such Business Records to the extent that such access may be requested for any legitimate purpose; provided, however, that such access shall be provided in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of Buyer. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 12.5 with respect to any material books and records of Seller pertaining to the Business that are retained by Seller, with the exception of tax returns relating to taxes that are not the responsibility of Buyer.

   12.6 ACTIONS WITH RESPECT TO CERTAIN CONTRACTS. During the period commencing on the date hereof and ending on December 31, 1996, Seller shall:
(i) use its commercially reasonable best efforts to promptly: (A) obtain the consent of Pick Systems, Inc. to the assignment to Buyer of that certain Open Architecture License Agreement dated as of October 10, 1986, as amended, between Seller and Pick Systems, Inc. (the "Pick License"); and (B) obtain the consent of James Anthony Computing, Ltd. to the assignment by Seller to Buyer of that certain Strategic Partner Agreement dated as of May 24, 1996 between Seller and James Anthony Computing, Ltd.; and (ii) provide reasonable assistance to Buyer in its efforts to negotiate a reasonable amendment to the lease by the Business of the facilities (the "Premises") located in Marlborough, Massachusetts (the "Lease Amendment"); provided, however, that Seller shall not be required to expend any of its funds or make any payment to any of the parties to such contracts in connection with the performance of its obligations under this
Section 12.6 other than payment and performance of all accrued and current obligations under such contracts. If requested by Buyer, Seller shall appoint Buyer as its agent and representative effective as of the Closing Date solely for the purpose of obtaining the Required Contract Consents and allow Buyer to contact and negotiate on behalf of Seller with the third-parties named in this Section and any other parties to any of the contracts relating to the Required Contract Consents.

   12.7   BOARD REPRESENTATION.

          (a) SELLER'S DESIGNEE. From the Closing Date until the earlier to occur of: (i) payment of at least seventy-five percent (75%) of the Purchase Price; or (ii) Seller no longer is the holder of at least fifty percent (50%) of the shares of the Payment Stock (or if the Warrant has been exercised, the aggregate of the Payment Stock and the Warrant Shares), Seller will be entitled to designate an individual for election to the Board of Directors of Buyer; provided, however, that such individual is reasonably acceptable to Buyer at the time of his initial designation. On or before the Closing Date, Buyer shall take such actions as are necessary to increase the size of its Board of Directors by one (1) and cause the vacancy created by such increase to be filled by the election of the individual designated by Seller (the "Seller's Designee"), which election shall be effective as of the Closing Date. The Seller's Designee will serve until the first annual meeting of the stockholders of Buyer following the Closing Date and until his successor shall be duly elected and qualified or until his earlier death, disability, removal or resignation.

          (b) CONTINUING REPRESENTATION. So long as Seller possesses the right of designation described in Section 12.7(a): (i) Buyer shall nominate (or shall cause to be nominated) for election at each annual meeting of the stockholders of Buyer after the date hereof, the incumbent Seller's Designee or such other individual as Seller may designate; provided, however, that such other individual is reasonably acceptable to Buyer at the time of his initial designation; (ii) if the Seller's Designee should die, become disabled, be removed, retire or resign during the term of his office, Seller shall be entitled to designate a successor Seller's Designee reasonably acceptable to Buyer at the time of his initial designation, in which event Buyer shall cause such successor Seller's Designee to be promptly elected as a member of its Board of Directors to fill the vacancy created by such death, disability, removal, retirement or resignation; and (iii) without the prior written consent of Seller (which consent will not be unreasonably withheld, delayed or conditioned), neither Buyer nor its Board of Directors will: (A) recommend that the Seller's Designee be removed by the stockholders of Buyer; or (B) fail to recommend any incumbent Seller's Designee for reelection.

   12.8 NO DIVIDENDS. From the Closing Date until the Purchase Price shall have been paid in full by Buyer to Seller, Buyer shall not declare, make or pay any dividend or distribution on any share of its capital stock or any other equity interest in Buyer.

   12.9 AMEX LISTING. Immediately following execution of this Agreement, Buyer shall submit an application to list on the Amex the shares of the Payment Stock and the Warrant Shares and will use its best efforts to cause that listing to become effective as soon as possible. Buyer shall deliver the Payment Stock to Seller within two (2) business days following the listing being declared effective.

   12.10 BUYER'S RECEIVABLE AMOUNT. At all times following Seller's receipt of the Payment Stock, beginning on the last business day of that week and continuing thereafter until Seller pays to Buyer an aggregate amount equal to One Million Five Hundred Sixty Thousand Dollars ($1,560,000) ("Buyer's Receivable Amount"), Seller shall pay to Buyer an amount equal to forty percent (40%) of all proceeds from the Accounts Receivable received by Seller since the last payment made by Seller to Buyer under this Section. The full amount of the Buyer's Receivable Amount shall be paid to Buyer no later than one hundred twenty (120) days following the Closing Date.


                                   SECTION 13

                           CERTAIN TRANSITION MATTERS
                           --------------------------

   13.1   HIRING OF BUSINESS EMPLOYEES.

          (a) Buyer shall offer employment effective as of the Closing Date, with comparable duties and at the same salary and bonus level as currently in place with Seller to at least the minimum number of Business Employees so that the Seller will not be subject to any applicable plant closure notification Laws, including the WARN Act (the "Transferred Employees"); provided, however, that in any event Buyer shall offer employment on such terms to the Management Business Employees. All such employees to be hired by Buyer shall be terminated by Seller as of the Closing Date and shall become new employees of Buyer as of the Closing Date. Seller shall be solely responsible for all obligations and liabilities with respect to such employees prior to the Closing Date. Seller shall, after the date hereof and prior to the Closing Date or the earlier termination of this Agreement, afford to Buyer, upon reasonable request and at the sole cost and expense of Buyer, during normal business hours, full and complete access to the Business Employees for the purpose of soliciting such Business Employees to become a Transferred Employee; provided, however, that such solicitation shall be conducted in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of Seller or the Business.

          (b) Each of the Transferred Employees shall be entitled to participate in all employee benefit plans and arrangements provided by Buyer on the same basis and to the same extent as other similarly situated employees of Buyer.
The Transferred Employees shall be given credit for all service with Seller under all employee benefit plans and arrangements of Buyer for purposes of eligibility and vesting, to the same extent as if such service were rendered to Buyer. Buyer shall assume the obligations of Seller with respect to any accrued and untaken vacation and sick and holiday pay earned by each of the Transferred Employees as of the Closing Date.

          (c) In connection with the employment of any Business Employee, Buyer shall request that such Business Employee execute a waiver (to be prepared by Seller) pursuant to which such Business Employee waives certain claims against Seller. In addition, Buyer shall not grant credit for past service or accrued vacation to any Transferred Employee that does not execute such waiver.

   13.2 COBRA. Seller shall be responsible for the collection of premiums and all related costs of benefits offered under the continuation of benefits provisions of the Consolidated Omnibus Budget Reconciliation Act for all former Business Employees and their dependents who have elected continuation coverage under such group health plan with respect to qualifying events occurring on or prior to the Closing Date.

   13.3   TRANSITION SERVICES PROVIDED BY SELLER.

          (a) COMMITMENT. Seller shall continue to provide the Transition Services (as defined herein) while under the ownership of Buyer following Closing until three (3) months after the Closing Date, to the extent such Transition Services may be requested by Buyer.

          (b) DEFINITION OF TRANSITION SERVICES. For purposes of this Agreement, "Transition Services" shall mean administrative support services of a nature previously rendered by the headquarters of Seller to the Business.

          (c) MANNER AND TIME OF PERFORMANCE. Seller shall perform the Transition Services with the degree of care, skill, and diligence with which it previously performed, or may continue to perform, similar services for itself or others. Seller will make every reasonable effort to maintain sufficient resources such that it may provide the Transition Services. Seller reserves the right to determine staffing and scheduling of Transition Services, and to engage contractors as needed, provided that Seller shall make every reasonable effort to conform to the priorities and timeframes given by Buyer. Seller shall not be required to devote substantial time of its executives to the Transition Services such as would interfere with their other responsibilities to Seller. To the extent possible, Buyer shall advise Seller in advance of its projected requirements, according to skill level of personnel and estimated worktime, and provide priorities and timeframes with respect to the urgency of completion.

   13.4 DATA PROCESSING AND SUPPORT SERVICES PROVIDED BY BUYER. Buyer agrees, during the period commencing with the Closing Date and continuing thereafter for ninety (90) days, to make the

Business Employees who are hired by Buyer (the "Transferred Employees") who performed accounting functions for Seller prior to the Closing Date or who perform accounting functions for Buyer after the Closing Date available to Seller, its accountants and counsel, upon reasonable request, during normal business hours, to the extent that such availability may be requested for any legitimate purpose related to the transactions contemplated by this Agreement and the documents referred to herein; provided, however, that such availability shall be provided in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of Buyer. Seller shall promptly reimburse Buyer for Seller's pro rata portion of the salary of such Transferred Employees during such period based upon the use of such Transferred Employees by Seller. Any failure of Seller to timely pay such amounts shall be offset by Buyer against the Deferred Payments payable to Seller.

                                  SECTION 14

                                   INDEMNITY
                                   ---------

   14.1 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend, and hold harmless Buyer and its successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Buyer Group"), at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

          (a) BREACH OF OBLIGATION. Any breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

          (b) EXCLUDED LIABILITIES. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Business or the ownership or use of the Assets prior to the Closing Date, except to the extent that such Losses relate to any of the Assumed Liabilities.

          (c) NON-COMPLIANCE WITH THE WARN ACT. The non-compliance with the WARN Act or any similar Law and any Losses under the WARN Act or any similar Law.

          (d) BROKERS' FEES. Any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of Seller in connection with this Agreement or any of the documents referred to herein.

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

Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for any portion of any Losses resulting from a material breach by Buyer of its obligations under this Agreement or any of the documents referred to herein or from a member of the Buyer Group's gross negligence, fraud or willful misconduct.

   14.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, and hold harmless Seller and its successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Seller Group"), at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Group, directly or indirectly, by reason of, resulting from, or arising in connection with, any of the following:

          (a) BREACH OF OBLIGATION. Any breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

          (b) ASSUMED LIABILITIES. Any of the Assumed Liabilities or any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Business or the ownership or use of the Assets after the Closing Date, except to the extent that such Losses related to any of the Excluded Liabilities.

          (c) BROKER'S FEES. Any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of Buyer in connection with this Agreement or any of the documents referred to herein.

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be liable for any portion of any Losses resulting from a material breach by Seller of its obligations under this Agreement or any of the documents referred to herein or from a member of the Seller Group's gross negligence, fraud or willful misconduct.

   14.3 NOTICE OF CLAIM. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 14.1 or Section 14.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"); provided, however, that the failure to so notify the Obligor shall not relieve the Obligor from any liability which it may have to the Claimant pursuant to Section 14.1 or 14.2, as the case may be, except to the extent of material detriment suffered by the Obligor as a result of such failure. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

   14.4 DEFENSE. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter), the Obligor will undertake the defense thereof by representatives chosen by it which are reasonably acceptable to the Claimant. So long as the Obligor is defending any such claim actively and in good faith, the Claimant shall not settle such claim. Each of the Obligor and the Claimant shall take those actions reasonably within its power which are reasonably necessary to preserve any legal defenses to such matters. If the Obligor, within a reasonable time after notice of any such claim, fails to defend such claim actively and in good faith, the Claimant will (upon further notice) have the right to undertake the defense, compromise or settlement of such claim or consent to the entry of a judgment with respect to such claim, on behalf of and for the account and risk of the Obligor, and the Obligor shall thereafter have no right to challenge the Claimant's defense, compromise, settlement or consent to judgment. Notwithstanding anything contained in this Section 14 to the contrary: (i) if there is a reasonable probability that any such claim will materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right to defend, compromise or settle such Claim; and (ii) no consent order shall be entered into or claim settled unless the Claimant has given its prior written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Claimant shall consent to any settlement, compromise or discharge of such claim that the Obligor may recommend that by its terms fully releases the Claimant from any further Losses with respect to the matters giving rise to such claim and which does not impose any form of injunctive relief on such Claimant.

   14.5 PAYMENT. The Obligor shall promptly pay the Claimant any amount due under this Section 14 and reimburse each Claimant for all reasonable expenses (including reasonable counsel fees and costs) for which the Claimant is entitled to be indemnified hereunder as they are incurred by such Claimant. Upon judgment, determination, settlement or compromise of any third party claim, the Obligor shall promptly pay on behalf of the Claimant, and/or to the Claimant in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such judgment, determination, settlement or compromise and all other claims of the Claimant with respect thereto, unless in the case of a judgment or determination an appeal is made from such judgment or determination; provided, however, that if the Obligor desires to appeal from an adverse judgment or determination, then the Obligor shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Obligor of all of such amounts, the Obligor shall succeed to the rights of the Claimant, to the extent such rights are not waived in settlement, against the third party who made such third party claim.

   14.6 LIMITATIONS ON INDEMNIFICATION. The obligations of the parties hereto to indemnify any person pursuant to this Section 14 shall be subject to the following limitations:

          (a) Except with respect to Seller's obligation under Section 12.10 for which Seller shall be liable dollar-for-dollar, no member of either the Seller Group or the Buyer Group shall be entitled to receive any indemnification payments until the cumulative amount of all Losses for which indemnification is sought pursuant to this Section 14 shall exceed an amount equal to One Hundred Thousand Dollars ($100,000) with respect to the member of the Seller Group in the aggregate or the members of the Buyer Group in the aggregate, as applicable, and then only to the extent that such Losses exceed One Hundred Thousand Dollars ($100,000) in the aggregate; provided, however, that, in the event that the cumulative amount of all Losses for which indemnification is sought from an Obligor pursuant to this Section 14 ever exceeds an amount equal to Two Hundred Thousand Dollars ($200,000) with respect to the members of the Seller Group in the aggregate or the members of the Buyer Group in the aggregate, as applicable, such members of the Seller Group or the Buyer Group, as the case may be, shall be entitled to receive indemnification payments from such Obligor for each claim made by such Claimant which is otherwise entitled to be indemnified hereunder, irrespective of the amount of such claim.

          (b) The aggregate liability of Seller to indemnify the members of the Buyer Group shall not exceed an amount equal to Six Million Dollars ($6,000,000) and the aggregate Liability of Buyer to indemnify the members of the Seller Group shall not exceed Six Million Dollars ($6,000,000); and

          (c) Notwithstanding any other provision of this Agreement, no claim for indemnification pursuant to Section 14.1(b) or (c) or Section 14.2(b) may be made after the expiration of the two-year period commencing on the Closing Date, unless notice of a claim relating thereto shall have been delivered by the Claimant to the Obligor prior to the expiration of such two (2)-year period, in which case the right to make each such claim and receive indemnification hereunder in connection with such claim (to the extent that the Losses underlying such claim are ultimately determined to be indemnifiable hereunder) shall survive following such two (2)-year period solely with respect to each such claim until such claim is finally resolved.

   14.7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as otherwise provided herein, all representations, warranties, covenants and agreements made by the parties hereto in this Agreement, the documents referred to herein or in any certificate or other instrument delivered by the parties hereto under this Agreement or any of the documents referred to herein, and the right to indemnification with respect to any breaches thereof, shall survive the execution and delivery of this

Agreement and the documents referred to herein, regardless of any investigation made by or on behalf of either party; provided, however, that:

          (a) The representations and warranties of Seller, other than those contained in: (i) Sections 4.1, and 4.2 (which shall survive indefinitely); and
(ii) Sections 4.22 and 4.23 (which shall survive as provided in subsection (b) of this Section 14.7), shall terminate and have no further force or effect after the expiration of the two (2)-year period commencing on the Closing Date, unless notice of a claim relating thereto shall be delivered by a member of the Buyer Group to Seller prior to the expiration of such two (2)-year period, in which case such representation or warranty shall survive following such period solely with respect to such claim until such claim is resolved; and

          (b) The representations and warranties of Seller contained in Sections
4.22 and 4.23 shall terminate and have no further force or effect upon the expiration of the statute of limitations period applicable thereto, unless notice of a claim relating thereto shall be delivered by a member of the Buyer Group to Seller prior to the expiration of the applicable period, in which case such representations or warranties shall survive following such period solely with respect to such claim until such claim is resolved;

          (c) The representations and warranties of Buyer, other than those contained in: (i) Sections 5.1, 5.2 and 5.4 (which shall survive indefinitely); and (ii) Section 5.14 (which shall survive as provided in subsection (d) of this Section 14.7), shall terminate and have no further force or effect after the expiration of the two (2)-year period commencing on the Closing Date, unless notice of a claim relating thereto shall be delivered by a member of the Seller Group to Buyer prior to the expiration of such two (2)-year period, in which case such representation or warranty shall survive following such period solely with respect to such claim until such claim is resolved; and

          (d) The representations and warranties of Buyer contained in Section
5.14 shall terminate and have no further force or effect upon the expiration of the statute of limitations period applicable thereto, unless notice of a claim relating thereto shall be delivered by a member of the Seller Group to Buyer prior to the expiration of the applicable period, in which case such representations or warranties shall survive following such period solely with respect to such claim until such claims is resolved.

The right to indemnification provided in this Section 14 shall be the exclusive remedy of any member of the Seller Group or the Buyer Group with respect to the inaccuracy of any representation or the breach of any warranty, covenant or agreement made by any of the parties hereto in this Agreement or any of the documents referred to herein. Each of the parties hereto shall cooperate in the defense or prosection thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

   14.8 OFFSET. If Seller owes any amount to Buyer under this Section 14, Buyer may, but is not obligated to, offset such amount against the Deferred Payments next due and payable, in the discretion of Buyer; provided, however, that Buyer shall not be entitled to set off any such amount unless and until such amount is either acknowledged by Seller to be due and owing or finally determined (by arbitration or otherwise) to be due and owing by Seller. Buyer shall request such acknowledgment from Seller in writing and if Seller fails to deny liability for such Loss within ten (10) days following receipt of such notice, the amount due shall be deemed to have been acknowledged by Seller to be due and owing solely for proposes of Buyer's right of set off, it being understood and agreed by the parties hereto that any such deemed acknowledgement by Seller shall in no event: (i) constitute or be deemed to be an acknowledgement by Seller of the legitimacy of such amount or any underlying claim or Seller's ultimate liability with respect thereto; or (ii) be used against Seller for any other purpose.


                                   SECTION 15

                                CONFIDENTIALITY
                                ---------------

   Buyer and Seller have previously entered into that certain Mutual Non-Disclosure Agreement dated as of September 18, 1996, regarding the parties confidential information (the "Non-Disclosure Agreement"). The Non-Disclosure Agreement shall remain in full force and effect until the Closing and thereafter.

                                   SECTION 16

                          TERMINATION PRIOR TO CLOSING
                          ----------------------------

   16.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

          (a) MUTUAL CONSENT.  By the mutual consent of Buyer and Seller;

          (b)  BY BUYER.  By Buyer, if:

               (i) The Closing has not occurred by November 30, 1996, unless the failure of the Closing to occur by such time is due to a breach of any representation or warranty contained in this Agreement or a breach of any agreement or covenant contained in this Agreement by, or otherwise on account of delay or default on the part of, Buyer;

              (ii) The Closing is enjoined by a final, non-appealable court order not entered at the request or with the support of Buyer and Buyer shall have used reasonable efforts to prevent the entry of such order;

             (iii) Seller: (A) fails to perform in any material respect any of its covenants in this Agreement; and (B) does not cure such default in all material respects within thirty (30) days after notice of such default is given to Seller by Buyer; or

              (iv) Seller shall have breached any of its representations and warranties set forth in this Agreement, which breach cannot be cured prior to November 30, 1996, and has not been waived by Buyer; or

          (c)  BY SELLER.  By Seller, if:

               (i) The Closing has not occurred by November 30, 1996, unless the failure of the Closing to occur by such time is due to a breach of any representation or warranty contained in this Agreement or a breach of any agreement or covenant contained in this Agreement by, or otherwise on account of delay or default on the part of, Seller;

              (ii) The Closing is enjoined by a final, non-appealable court order not entered at the request or with the support of Seller and Seller shall have used reasonable efforts to prevent the entry of such order;


            (iii) Buyer: (A) fails to perform in any material respect any of its covenants in this Agreement; and (B) does not cure such default in all material respects within thirty (30) days after notice of such default is given to Buyer by Seller; or

              (iv) Buyer shall have breached any of its representations and warranties set forth in this Agreement, which breach cannot be cured prior to November 30, 1996, and has not been waived by Seller.

   16.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller, as provided in Section 16.1, this Agreement shall forthwith become void and there shall be no liability on the part of either of Buyer or Seller or their respective officers or directors, except that Sections 4.26, 5.3, 15, 16.2, and 17 shall survive any such termination; provided, however, that nothing herein shall relieve either of the parties hereto for liability for any willful breach of any covenant or agreement of such party contained herein.


                                  SECTION 17

                                 MISCELLANEOUS
                                 -------------

   17.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedules), the documents referred to herein, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby; constitute all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, arrangements and understandings between the parties hereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties hereto concerning the subject matter hereof or thereof except as set forth herein and therein. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

   17.2   PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS.   The terms,
conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns thereof. Without the prior written consent of the other party, neither party hereto may assign or transfer all or any portion of its rights, duties and obligations hereunder and any attempt to do so without such consent shall be null and void; provided, however, that no assignment by either of the parties hereto of any of its rights, interests or obligations hereunder shall relieve such party of its obligations under this Agreement.

   17.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same Agreement.

   17.4 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

   17.5 WAIVER. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either of the parties hereto in exercising any right, power or privilege hereunder, and no course of dealing between the parties hereto, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either of the parties hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

     17.6 EXPENSES. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accounts, and counsel.

     17.7 NOTICES. Any notice, request, instruction, or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by facsimile, overnight commercial courier or registered or certified mail, postage prepaid, if to Seller to:

If to Seller to:                          Sequoia Systems, Inc.
                                          5959 Corporate Drive
                                          Houston, TX 77036
                                          Attention:  President
                                          FAX No.:  (713) 541-8231

with a copy to:                           Andrews & Kurth L.L.P.
                                          4200 Texas Commerce Tower
                                          600 Travis
                                          Houston, Texas  77002
                                          Attention:  David G. Elkins, Esq.
                                          FAX No.:  (713) 220-4285

If to Buyer to:                           General Automation, Inc.
                                          17731 Mitchell North
                                          Irvine, CA 92614
                                          Attention:  President
                                          FAX No.:  (714) 752-6772

with a copy to:                           Scott E. McConnell, Esq.
                                          HIGHAM, McCONNELL & DUNNING
                                          28202 Cabot Road, Suite 450
                                          Laguna Niguel, CA 92677

                                          FAX No.:  (714) 365-5522

or at such other address for a party as shall be specified by like notice. Notices shall be deemed given upon the earliest of: (i) receipt; (ii) conformed facsimile transmission; (iii) one day after delivery to an overnight commercial courier; or (iv) five (5) business days after deposit in U.S. mail.

     17.8 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     17.9 PUBLIC ANNOUNCEMENTS. Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Buyer shall issue any such press release or make any public statement without the agreement of the other party, except as may be required by Law.

     17.10 THIRD-PARTY BENEFICIARIES. With the exception of: (i) the parties to this Agreement; and (ii) the Buyer Group and the Seller Group with respect to the matters inuring to their benefit under Section 14, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     17.11 SEVERABILITY. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken and effectiveness as if such stricken part or parts had never been included herein.

     17.12 REMEDIES. The parties hereto agree that the covenants and obligations contained in this Agreement and the documents referred to herein relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties hereto agree that if either of the parties hereto fails or refuses to fulfill any of its obligations under this Agreement or any of the documents referred to herein or to make any payment or deliver any instrument required hereunder or thereunder, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

     17.13 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby: (i) irrevocably submits to the non-exclusive personal jurisdiction of any Delaware state or federal court sitting in Delaware, over any claim arising out of or relating to this Agreement or any of the documents referred to herein and irrevocably agrees that all such claims may be heard and determined in such Delaware state or federal court; and (ii) irrevocably waives, to the fullest extent permitted by applicable Law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Delaware state or federal court sitting in Delaware, and any claim that any such proceeding brought in a Delaware state or federal court sitting in Delaware, has been brought in an inconvenient forum; provided, however, that nothing in this Section is intended to waive the right of either of the parties hereto to remove any such action or proceeding commenced in any such Delaware state court to an appropriate Delaware federal court to the extent the basis for such removal exists under applicable law. Each of the parties hereto hereby irrevocably: (A) appoints its current duly designated agent for service of process in the State of Delaware (the "Process Agent"), as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding; (B) agrees that service of process may be made on it by mailing, by certified mail, a copy of such process to such party in care of the Process Agent at the Process Agent's address, with a copy to such party at its address for notices specified herein; and (C) authorizes and directs the Process Agent to accept such service on its behalf. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of either of the parties hereto to serve legal process in any other manner permitted by law or affect the right of either of the parties hereto to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.

     17.14  ARBITRATION.

            (a) All disputes and disagreements between the parties hereto (each, a "Dispute") arising in connection with this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); and
(iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the Laws of the State of Delaware. The validity and enforceability of these arbitration provisions shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Each of the parties hereto may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings) bring any action in any court of competent jurisdiction to: (A) compel arbitration of any Dispute; (B) obtain interim measures of protection pending arbitration of any Dispute; and/or (C) enforce any decision of the arbitrators, including the final award. If either of the parties hereto fails or refuses to submit to binding arbitration following a lawful demand by the other party, the party so failing or refusing shall bear all costs and expenses incurred by such other party in compelling arbitration of such Dispute.

            (b) All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with these arbitration provisions.

            (c) Arbitrators are empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. Arbitrators shall resolve all Disputes in accordance with the applicable substantive Law. Any arbitrator selected shall be required to be experienced and knowledgeable in the substantive Laws applicable to the subject matter of the Dispute. With respect to a Dispute in which the claims or amounts in controversy do not exceed One Hundred Thousand Dollars ($100,000), a single arbitrator shall be chosen and shall resolve the Dispute. In such case, the arbitrator shall have authority to render an award up to but not to exceed One Hundred Thousand Dollars ($100,000), including all amounts properly payable and costs, fees and expenses. A Dispute involving claims or amounts in controversy exceeding One Hundred Thousand Dollars ($100,000), shall be decided by a majority vote of a panel of three (3) arbitrators (an "Arbitration Panel"), the determination of any two (2) of the three (3) arbitrators constituting the determination of the Arbitration Panel; provided, however, that all three (3) arbitrators on the Arbitration Panel must actively participate in all hearings and deliberations. Any award of the arbitrators shall be final and binding and the parties hereto hereby waive any right to appeal the arbitral award, to the extent that a right to appeal may be lawfully waived. Arbitrators, including any Arbitration Panel, may grant any remedy or relief deemed just and equitable and within the scope of these arbitration provisions and may also grant such ancillary relief as is necessary to make effective any award.

            (d) To the maximum extent practicable, the AAA, the arbitrator (or the Arbitration Panel, as appropriate) and the parties shall take any action necessary to require that an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. Unless the parties shall agree otherwise, arbitration proceedings hereunder shall be conducted in Delaware. Arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any Dispute, each of the parties hereto agrees that all discovery activities shall be expressly limited to matters directly relevant to such Dispute and any arbitrator, any Arbitration Panel and the AAA shall be required to fully enforce this requirement. The provisions of these arbitration provisions shall survive any termination, amendment or expiration of this

Agreement, unless the parties otherwise expressly agree in writing. To the extent permitted by applicable Law, arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees and arbitrators' fees) to the prevailing party or, if no clear prevailing party, as the arbitrator (or Arbitration Panel, if applicable) shall deem just and equitable. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable Law.

     17.15 PREVAILING PARTY COSTS. Notwithstanding anything contained herein or therein to the contrary (except as expressly provided in Section 17.14), if either of the parties hereto commences an action against the other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or any of the documents referred to herein, or because of a breach by a party of its obligations under this Agreement or any of the documents referred to herein, the prevailing party in any such action shall be entitled to recover its Losses, including reasonable attorneys' fees, incurred in connection with the prosecution or defense of such action, from the losing party.

     17.16 INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

            (a) The words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

            (b) Reference to any gender includes each other gender and the neuter;

            (c) All terms defined in the singular shall have the same meanings in the plural and vice versa;

            (d) The word "person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise;

            (e) Reference to any person includes such person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (e) is intended to authorize any assignment not otherwise permitted by this Agreement;

            (f) Reference to a person in a particular capacity or capacities excludes such person in any other capacity;

            (g) Reference to any contract or agreement means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

            (h) All references to Articles, Sections, and Exhibits shall be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;

            (i) The word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

            (j) With respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

            (k) Reference to any Law means such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

            (l) Accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any asset, liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP;

            (m) All computations and calculations to be made hereunder in accordance with GAAP shall be made by utilizing such allocations, conventions and methods as are consistent with GAAP and have been utilized by the applicable person prior to the date hereof or which may be subsequently adopted by such person in accordance with GAAP except as otherwise provided herein;

            (n) The word "knowledge", when used in any representation, covenant or warranty of either of the parties hereto contained herein, means the actual knowledge of any officer, director or member of senior management of, or other person performing similar functions for, such party;

            (o) Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person; and

            (p) No provision of this Agreement shall be interpreted or construed against either of the parties hereto solely because that party or its legal representative drafted such provision.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Asset Purchase Agreement as of the date first above written.


                                   BUYER
                                   -----

                                   GENERAL AUTOMATION, INC., a
                                   Delaware corporation

                                      /s/ JANE M. CHRISTIE
                                   By:______________________________
                                   Title: President & CEO


                                   SELLER
                                   ------

                                   SEQUOIA SYSTEMS, INC., a
                                   Delaware corporation

                                      /s/ MICHAEL STEWART
                                   By:______________________________
                                   Title: President & CEO

                                EXCLUDED ASSETS
                                ---------------



1. Any and all real property owned by Seller, and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities and fixtures thereon and other improvements thereto;

2. Any and all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents and any and all equity interests owned by Seller in any person;

3.   Any and all life insurance policies of officers and directors of Seller;

4.   Any and all financial statements, tax returns and related guidelines;

5. Any and all refunds or credits, if any, of taxes (of any nature) paid by or due to or from Seller;

6.   The production equipment and office equipment and furniture described in
     Schedule 1.3(a);

7.   The minute books, stock transfer books and corporate seals of Seller;

8. Any and all rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date (except claims receivable for rejected Inventory);

9. Any and all rights of Seller with respect to refunds with respect to the cancellation of any insurance policies or contracts;

10. Any and all rights of Seller in, to and under any and all contracts, agreements, licenses, commitments, arrangements, instruments and understandings of any nature other than the Software Contracts, the General Contracts, and the Leases;

                                 Schedule 1.3

11. All records of Seller prepared in connection with the sale of the Business, including the bids and other information received from third parties in respect thereof and analyses relating to the Business;

12. Assets under any of the Plans which relate to employees of the Business who do not become Transferred Employees;

13.  All rights related to Excluded Liabilities;

14. Any and all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and any and all other intellectual property and intellectual property rights, know how, trade secrets and other proprietary information, processes, and formulae and any and all other assets, properties and technology, in each case which are covered by the License Agreement;

15.  Seller's rights under this Agreement and the documents referred to herein;
     and

16.  All Accounts Receivable.


                                     (ii)

                        EXCLUDED EQUIPMENT AND FURNITURE
                        --------------------------------


                               Schedule 1.3 (a)

                         REQUIRED GOVERNMENTAL CONSENTS
                         ------------------------------


   The filings, permits, authorizations, consents and approvals required under the Securities Act, the Exchange Act and any State securities Laws and the filings required by the HSR Act.


                                 Schedule 4.4

                              CONDUCT OF BUSINESS
                              -------------------


1. Buyer has recently completed an acquisition which has a value of less than $500,000.

2. Buyer has recently entered into a bank loan agreement for a revolving line of credit in the amount of $1,000,000.


                                 Schedule 5.9